Exhibit 10.21

EXECUTION COPY

ASSET PURCHASE AGREEMENT

By and Between
AMERICAN REALTY CAPITAL VII, LLC
AS “PURCHASER”
AND
CEDARHURST OF COLLINSVILLE, LLC

AS “SELLER”

Property Name and Location:

CEDARHURST OF COLLINSVILLE – COLLINSVILLE, ILLINOIS

Dated as of
June 23, 2015

TABLE OF CONTENTS

			Page
ARTICLE 1 DEFINITIONS AND CERTAIN RULES OF CONSTRUCTION			1
SECTION	1.1	DEFINED TERMS.	1
SECTION	1.2	CERTAIN DEFINITIONS.	4
SECTION	1.3	RULES OF CONSTRUCTION.	5
ARTICLE 2 PURCHASE AND SALE OF THE PURCHASED PROPERTY			5
SECTION	2.1	SALE OF BUSINESS	5
SECTION	2.2	PURCHASED PROPERTY.	6
SECTION	2.3	EXCLUDED PROPERTY.	7
SECTION	2.4	TITLE TO REAL PROPERTY AND SURVEY.	8
SECTION	2.5	ASSUMED LIABILITIES.	11
SECTION	2.6	EXCLUDED LIABILITIES.	11
ARTICLE 3 PURCHASE PRICE; PAYMENT OF PURCHASE PRICE; ALLOCATION			12
SECTION	3.1	PURCHASE PRICE AND DEPOSIT.	12
SECTION	3.2	PAYMENT OF PURCHASE PRICE.	12
SECTION	3.3	PRORATIONS.	13
ARTICLE 4 CERTAIN OTHER COVENANTS AND AGREEMENTS			15
SECTION	4.1	INSPECTION AND DUE DILIGENCE.	15
SECTION	4.2	CONDUCT OF BUSINESS PRIOR TO THE CLOSING DATE.	17
SECTION	4.3	NOTIFICATION OF CERTAIN MATTERS.	18
SECTION	4.4	EMPLOYEES.	19
SECTION	4.5	CONFIDENTIALITY.	19
SECTION	4.6	EXPENSES AND TAXES.	20
SECTION	4.7	WAIVER OF BULK SALES AND INDEMNIFICATION.	21
SECTION	4.8	EXCLUSIVITY.	21
SECTION	4.9	CONSENTS; COOPERATION.	21
SECTION	4.10	FURTHER ASSURANCES.	22
SECTION	4.11	NON-SOLICITATION OF EMPLOYEES.	22
SECTION	4.12	DELIVERY OF SCHEDULES.	22
SECTION	4.13	INVESTIGATION; RELIANCE; RELEASE.	23
ARTICLE 5 CLOSING			24
SECTION	5.1	CLOSING.	24
SECTION	5.2	CONDITIONS TO SELLER’S OBLIGATIONS.	25
SECTION	5.3	CONDITIONS TO PURCHASER’S OBLIGATIONS.	25
SECTION	5.4	DELIVERIES BY SELLER.	26
SECTION	5.5	DELIVERIES BY PURCHASER.	28
SECTION	5.6	NON-FULFILLMENT OF CLOSING CONDITIONS.	29
SECTION	5.7	POST-CLOSING ACTIONS.	31
SECTION	5.8	TERMINATION DURING DUE DILIGENCE.	31

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TABLE OF CONTENTS (cont’d)

			Page
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SELLER			32
SECTION	6.1	ORGANIZATION AND STANDING.	32
SECTION	6.2	VALID AND BINDING OBLIGATIONS.	32
SECTION	6.3	TITLE; PURCHASED PROPERTY COMPLETE.	32
SECTION	6.4	TAXES AND TAX RETURNS.	32
SECTION	6.5	EXECUTION AND DELIVERY.	33
SECTION	6.6	CONTRACTS AND LEASES.	33
SECTION	6.7	RESIDENCY AGREEMENTS AND RELATED MATTERS.	34
SECTION	6.8	PERMITS AND LICENSES.	34
SECTION	6.9	INSURANCE.	35
SECTION	6.10	EMPLOYEES.	35
SECTION	6.11	SELLER BENEFIT PLANS.	35
SECTION	6.12	LITIGATION.	37
SECTION	6.13	COMPLIANCE WITH LAWS.	37
SECTION	6.14	FINANCIAL STATEMENTS.	37
SECTION	6.15	REAL PROPERTY.	37
SECTION	6.16	ENVIRONMENTAL MATTERS.	28
SECTION	6.17	BROKERS, FINDERS.	28
SECTION	6.18	FIRPTA.	28
SECTION	6.19	SOLVENCY.	28
SECTION	6.20	CONSENT OF THIRD PARTIES.	28
SECTION	6.21	NO GOVERNMENTAL APPROVALS.	39
SECTION	6.22	ASSESSMENTS.	39
SECTION	6.23	TITLE ENCUMBRANCES.	39
SECTION	6.24	AFFORDABLE HOUSING UNITS.	39
SECTION	6.25	LOANS AND DEBTS.	39
SECTION	6.26	NO OTHER WARRANTIES.	39
ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF PURCHASER			40
SECTION	7.1	ORGANIZATION AND STANDING.	40
SECTION	7.2	EXECUTION AND DELIVERY.	40
SECTION	7.3	SOLVENCY.	40
SECTION	7.4	CONSENT OF THIRD PARTIES.	41
SECTION	7.5	NO GOVERNMENTAL APPROVALS.	41
SECTION	7.6	BROKERS, FINDERS.	41
ARTICLE 8 INDEMNIFICATION			41
SECTION	8.1	INDEMNIFICATION BY SELLER.	41
SECTION	8.2	INDEMNIFICATION BY PURCHASER.	42
SECTION	8.3	INDEMNIFICATION LIMITS; SURVIVAL.	42
SECTION	8.4	PROCEDURES REGARDING THIRD PARTY CLAIMS.	44
SECTION	8.5	PROCEDURES REGARDING DIRECT CLAIMS.	45
SECTION	8.6	GENERAL QUALIFICATIONS ON INDEMNIFICATION.	45
SECTION	8.7	EFFECTIVE UPON CLOSING.	46

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TABLE OF CONTENTS (cont’d)

			Page
SECTION	8.8	EXCLUSIVE REMEDIES.	46
ARTICLE 9 TERMINATION			47
ARTICLE 10 MISCELLANEOUS			47
SECTION	10.1	ACCESS TO BOOKS AND RECORDS AFTER CLOSING.	47
SECTION	10.2	NOTICES.	48
SECTION	10.3	GOOD FAITH; COOPERATION.	49
SECTION	10.4	ASSIGNMENT; EXCHANGE COOPERATION; SUCCESSORS IN INTEREST.	49
SECTION	10.5	NO THIRD PARTY BENEFICIARIES.	49
SECTION	10.6	SEVERABILITY.	49
SECTION	10.7	PURCHASER RECORDS RIGHTS.	50
SECTION	10.8	CONTROLLING LAW; INTEGRATION; AMENDMENT; WAIVER.	50
SECTION	10.9	TIME.	51
SECTION	10.10	SURVIVAL.	51
SECTION	10.11	EMINENT DOMAIN ‑ CONDEMNATION.	51
SECTION	10.12	RISK OF LOSS.	51
SECTION	10.13	ATTORNEYS’ FEES.	51
SECTION	10.14	COVENANT NOT TO COMPETE.	52
SECTION	10.15	POST-CLOSING.	52
SECTION	10.16	WAIVER OF JURY TRIAL.	52
SECTION	10.17	CONSTRUCTION.	52
SECTION	10.18	EXECUTION IN COUNTERPARTS.	52

Exhibits

Exhibit	Description
Exhibit A	Escrow Agreement
Exhibit B	Post-Closing Escrow Agreement
Exhibit C	Deed
Exhibit D	Bill of Sale and Assignment
Exhibit E	Transition Period Sublease
Exhibit F	Assumption Agreement
Exhibit G	Due Diligence Materials

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Schedules

Schedule	Title
Schedule 1.1(a)	Assumed Contracts and Leases
Schedule 1.1(b)	Legal Description of Purchased Real Property
Schedule 2.2(c)	Prepaids and Deposits
Schedule 2.2(d)	Seller Vehicles
Schedule 2.4(g)	Licenses, Leases Easements and Other Rights Related to Real Property
Schedule 3.3	Purchase Price Allocation
Schedule 5.4(o)	Third Party Consents
Schedule 6.3	Material Assets or Rights Not Included in Purchased Property
Schedule 6.5	Execution and Delivery – No Contravention
Schedule 6.6	Contracts and Leases
Schedule 6.7	Residency Agreements; Refunds and Deposits; Resident Details
Schedule 6.8	Permits and Licenses
Schedule 6.9	Insurance; Three Year Claim History
Schedule 6.10	Employees, etc.
Schedule 6.11	Benefit Plans
Schedule 6.12	Litigation, etc.
Schedule 6.13	Compliance with Laws
Schedule 6.14	Financial Statements
Schedule 6.15	Real Property Compliance
Schedule 6.16	Environmental Matters
Schedule 6.20	Seller Third Party Consents
Schedule 6.21	Seller Government Approvals
Schedule 6.23	Title Encumbrances
Schedule 6.25	Loans and Debts
Schedule 6.20	Purchaser Third Party Consents
Schedule 6.21	Purchaser Government Approvals
Schedule 10.7	Audit Materials

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 23rd day of June, 2015 (the “Effective Date”), by and between AMERICAN REALTY CAPITAL VII, LLC, a Delaware limited liability company (“Purchaser”) and CEDARHURST OF COLLINSVILLE, LLC, an Illinois limited liability company (the “Seller”).

RECITALS:
Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the assets, properties and business of Seller, consisting of the Purchased Property described herein.
This Agreement sets forth the terms and conditions to which the parties have agreed.
AGREEMENTS:
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE 1
DEFINITIONS AND
CERTAIN RULES OF CONSTRUCTION
Section 1.1    Defined Terms. The following capitalized terms shall have the meanings specified in this section. Other terms are defined in the text of this Agreement, and throughout this Agreement, those terms shall have the meanings respectively ascribed to them.
“Affiliate” of a person means any other person that, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Assumed Contracts and Leases” are those contracts, leases and agreements listed on Schedule 1.1(a) attached hereto, to the extent assignable and for which applicable third party consents have been obtained or waived by Purchaser.
“Assumed Liabilities” are (i) all of Seller’s obligations and liabilities under the Assumed Contracts and Leases which arise or accrue at any time after 11:59 PM on the date immediately preceding the Closing Date; (ii) the Prepaids and Deposits described on Schedule 2.2(c); and (iii) Seller’s obligations with respect to accrued vacation and other paid time off for Employees (as defined herein) to the extent of Purchaser’s obligations pursuant to Section 4.4(d) hereof.
“Business” means all aspects of the operation of the Facility as an independent living, assisted living and memory care facility.
“Closing” means the consummation of the transactions contemplated by this Agreement. Neither party will need to be present at Closing, it being anticipated that the parties will deliver all Closing documents and deliverables in escrow to the Escrow Agent (as defined herein) (or if both Purchaser and Seller agree, to Purchaser’s and/or Seller’s counsel) prior to the date of Closing.
“Closing Date” shall have the meaning set forth in Section 5.1 hereof.
“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., Hazardous Materials Transportation Act, 49 U.S.C. § 1802, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. § 2601 et seq., or any other federal, state, local or other governmental legislation, statute, law, code, rule, regulation or ordinance identified by its terms as pertaining to the protection of the environment, including laws relating to the treatment, storage or disposal of Hazardous Substances, in each case as in effect on the Effective Date.
“Facility” means the assisted living and memory care facility known as “Cedarhurst of Collinsville” and consisting of sixty-six (66) total residential units, and seventy-one (71) total beds, including fifty-one (51) assisted living units and fifteen (15) memory care units.

“Government Program” means the federal Medicare program, any state Medicaid program, and such other similar federal, state, or local reimbursement or governmental programs for which any Facility is eligible.
“Hazardous Substance” means petroleum, including crude oil or any fraction thereof, flammable explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, any material containing polychlorinated biphenyls, and any of the substances defined as “hazardous substances” or “toxic substances” or otherwise identified and regulated under any Environmental Laws.
“Holdback Amount” means an amount equal to two percent (2.0%) of the Purchase Price paid at Closing for the Facility.
“Improvements” means all buildings, facilities, and other improvements constructed on the Purchased Property as of the date of Closing.
“Intellectual Property” means all trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, websites, web content, mask works, patents, patent applications, information and proprietary rights and processes and all goodwill related to the aforementioned.
“IRC” means the Internal Revenue Code of 1986, as amended, and any regulations or guidance issued thereunder.
“Lien” means any mortgage, deed to secure debt, deed of trust, pledge, hypothecation, title defect, right of first refusal, security or other adverse interest, encumbrance, claim, option, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.
“Material Adverse Change” means:
(a)     any occurrence between the Effective Date and the Closing Date which results in, or is reasonably likely to result in, a material adverse change in the assets, financial condition, or results of operations of the Facility, taken as a whole; provided, however, that (without limiting subsections (b) and (c) below in this definition) none of the following shall in any event be deemed a Material Adverse Change: (i) any adverse change, event or effect arising from general business, political or economic conditions or the financial, credit or securities markets, including any change or event arising from any war, acts of terrorism or similar events that do not affect Seller in a disproportionate manner, (ii) changes in accounting rules applicable to Seller, (iii) any action taken by Seller on or after the date of this Agreement at the written request of Purchaser, (iv) any change, effect or circumstance resulting from an action required by this Agreement, (v) any change, effect or circumstance resulting from the announcement of this Agreement in accordance with its terms or otherwise, (viii) any adverse changes in Law or interpretations thereof by any Governmental Body that do not affect Seller in a disproportionate manner, or (ix) a change in management company for the Facility from Provisions Living to Seller’s Affiliate, Cedarhurst Living, LLC;
(b)     a reduction in a reduction in the trailing 30-day average occupancy of the available units within the Facility below eighty-seven percent (87.0%) of the available units in the Facility for any reason; or
(c)    if, for any reason, the Net Operating Income (as such term is defined and measured in the April 2015 Financial Statement set forth on Schedule 6.14) drops below $66,600 for any full month after the Effective Date and prior to the Closing Date. For purposes of this definition, “Net Operating Expenses” shall be calculated in accordance with Seller’s standard accounting principles on a modified accrual basis consistent with past practices including those practices used in compiling the April 2015 Financial Statement.
“Operator” means CEDARHURST OF COLLINSVILLE OPERATOR, LLC, which currently operates the Business pursuant to a lease agreement between Operator and Seller.
“Permitted Encumbrances” means (i) liens for taxes not yet due and payable, or which are being contested in good faith and by appropriate proceedings and which are satisfied or discharged of record at or prior to Closing pursuant to Section 2.4(f) below; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings and which are satisfied or discharged of record at or prior to Closing pursuant to Section 2.4(f) below, and (iii) the Permitted Title Exceptions.
“Plans” shall have the meaning set forth in Section 6.11.
“Purchased Personal Property” is the Purchased Property other than the Real Property, including intangible Purchased Property.
“Purchased Property” is the property of Seller to be sold to Purchaser pursuant to this Agreement as set forth in Section 2.2 hereof.
“Real Property” shall mean that certain parcel of real estate located at located at 1207 Vandalia St., Collinsville, Illinois, as more particularly described in Schedule 1.1(b) attached hereto, together with all the buildings, fixtures, structures, and improvements thereon, and all easements and rights of way serving or benefiting such property.
“Residency Agreement” means any agreement between Operator and an individual contracting for such individual’s residency at the Facility.
“Seller’s Knowledge” means the actual knowledge of each of the principals and officers of Cedarhurst Living, LLC.

Section 1.2    Certain Definitions. For purposes of this Agreement:
“herein,” “hereunder,” “hereof,” “hereinbefore,” “hereinafter” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which such word is used, and references to “this article,” “this section,” “this paragraph,” “this subparagraph” or similar references to a specific part of this Agreement shall refer to the particular article, section, paragraph, subparagraph or specific part in which such reference appears;
“party” or “parties” means each or all, as appropriate, of the entities who have executed and delivered this Agreement, each permitted successor or assign of a party, and when appropriate to effect the binding nature of this Agreement for the benefit of another party, any other successor or assign of a party;
“person” means any individual, sole proprietorship, partnership, joint venture, corporation, estate, trust, unincorporated organization, association, limited liability company, institution or other entity, including any that is a governmental authority; and
“business day” is a day which is not a Saturday, Sunday or legal holiday recognized by the Federal Government.  Furthermore, if any date upon which or by which action is required under this Agreement is not a business day, then the date for such action shall be extended to the first day that is after such date and is a business day.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-business day, the period in question shall end on the next succeeding business day.
Section 1.3    Rules of Construction. For purposes of this Agreement:
(a)    “including” and any other words or phrases of inclusion shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations; “copy” or “copies” means that the copy or copies of the material to which it relates are true, correct and complete;
(b)    “shall,” “will,” and “agrees” are mandatory, and “may” is permissive;
(c)    titles and captions of or in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions;
(d)    whenever the context so requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other gender;

(e)    each Exhibit and Schedule referred to in this Agreement and each attachment to any of them or this Agreement is hereby incorporated by reference into this Agreement and is made a part of this Agreement as if set out in full in the first place that reference is made to it; and
(f)    every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto, regardless of which party was more responsible for the preparation of this Agreement.
ARTICLE 2
Purchase and Sale of the Purchased Property
Section 2.1    Sale of Business. Subject to the provisions of this Agreement, Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, all of the Purchased Property, free and clear of all Liens and liabilities whatsoever, except for the Assumed Liabilities and the Permitted Encumbrances.
Section 2.2    Purchased Property. The Purchased Property shall include all of the assets of Seller solely used in, arising from or related to the Business as of the Closing Date other than Excluded Property (as defined herein), including the following:
(g)    all inventory and supplies on hand at the Facility on the Closing Date (including food, beverages, office and kitchen supplies);
(h)    all of Seller’s right, title and interest in and to the Assumed Contracts and Leases, to the extent assignable;
(i)    all pre-paid amounts paid by a resident pursuant to any Residency Agreement for or attributable to the periods from and after the Closing Date as well as any security deposits paid to Seller as of the Closing Date under the Residency Agreements (to the extent such deposits can be transferred in accordance with applicable law) together with any interest thereon to the extent such interest is or may be payable to the residents (or their respective representatives, successors, heirs or assigns) at any time following the Closing Date each as more particularly described on Schedule 2.2(c) (collectively “Prepaids and Deposits”);
(j)    all of Seller’s tangible personal property (including without limitation equipment, furniture, fixtures, signage and vehicles (including, without limiting this provision, those vehicles described on Schedule 2.2(d)) used in, arising from or related to the Business as of the Closing Date;
(k)    the Real Property as more particularly described on Schedule 1.1(b) attached hereto and the Facility described herein;

(l)    subject to applicable laws and regulations, all transferable licenses, permits, certificates, approvals, and other governmental or regulatory authorizations necessary for or incident to the ownership or operation of the Purchased Property in the manner in which they are owned and operated by Seller as of the Closing Date;
(m)    all original books, records, accounts, files, logs, ledgers, journals, and other documents and other materials of Seller (or copies thereof) including any electronic data stored on disc, tape or other electronic format relating to the ownership, use, operation or management of the Business, to the extent within the possession or control of Seller (although Seller may retain copies thereof for the preparation of tax returns, compliance with applicable laws, and other business purposes);
(n)    all warranties and guarantees regarding the installation, application, manufacture, composition and/or inspection of the Purchased Property, and all other manufacturer and third-party warranties and guarantees relating to any of the Purchased Property, to the extent such warranties and guarantees remain in effect and are assignable by Seller;
(o)    all telephone and facsimile numbers of the Facility;
(p)    all goodwill of the Business as a going concern;
(q)    all records of all residents at the Facility, whether or not such resident was in occupancy prior to or on the Closing Date in the possession or control of Seller or Operator, to the extent transfer to Purchaser is not prohibited, and subject to Section 10.1 (although Seller or Operator may retain copies thereof for compliance with applicable laws and other business purposes);
(r)    all intangible personal property of Seller, including all registrations, applications and licenses therefor, that is not specifically included in the Excluded Property, to the extent assignable and for which any third party consents required for such assignment have been obtained;
(s)    all rights in and to any claims or causes of action to the extent they are in the nature of enforcing a guaranty, warranty, or a contract obligation to complete the Improvements, make repairs, or deliver services to the Purchased Property other than (i) claims for damages or other monetary loss incurred by Seller prior to the Closing Date and (ii) claims relating to Excluded Liabilities or Excluded Property; and
(t)    any other tangible or intangible assets, property or rights of any kind or nature not otherwise described above in this Section 2.2 and now owned or hereafter acquired between the Effective Date and the Closing Date by Seller and used in connection with the operation of the Business (other than Excluded Property and rights relating solely to the Excluded Liabilities).
To the extent any of the foregoing Purchased Property is available in electronic format, Seller shall provide Purchaser with same in such electronic format, in addition to physical copies of same.
Section 2.3    Excluded Property. “Excluded Property” means the following categories of properties, which although they may currently form part of the Business, are excluded from the Purchased Property:
(a)    cash, cash equivalents, marketable securities, bank accounts, reserves and escrow funds, and other investments (other than the Prepaids and Deposits);
(b)    Seller’s accounts receivable for rent or services provided prior to 11:59 p.m. on the date immediately preceding the Closing Date;
(c)    Seller’s operating agreement, minute books, membership ledgers, income tax records and other organizational documents;
(d)    any rights of Seller with respect to federal, state or local tax refunds or credits;
(e)    the Seller Plans (as defined herein), the assets and insurance policies relating to the Seller Plans, and any records relating thereto;
(f)    all contracts of insurance and claims and interests in any insurance, insurance claims, escrows, revenues or right to indemnity from third parties or other rights relating to the Excluded Liabilities;
(g)    Seller’s rights and interests under this Agreement;
(h)    all rights to the name “Cedarhurst of Collinsville” and all derivations thereof and all goodwill related thereto, including without limitation all Intellectual Property related to such name and all derivations thereof, and all other Intellectual Property owned by Seller; and
(i)    security deposits and utility deposits, to the extent not added to the Purchase Price at Closing pursuant to Section 3.2.
Section 2.4    Title to Real Property and Survey. At Closing, Seller agrees to convey fee simple title to the Real Property to Purchaser by special warranty deed (the “Deed”), subject to the Permitted Encumbrances. The legal description of the Real Property to be contained in the Deed shall be the same legal description as is attached hereto in the applicable subsection of Schedule 1.1(b). In the event the legal description as disclosed by the Survey, as defined in Section 5.4(a), differs from the legal description in the applicable subsection of Schedule 1.1(b), or the Initial Commitment reveals any errors or omissions in the legal descriptions, then Seller shall also provide a quitclaim deed (or other appropriate recordable instrument) utilizing such Survey legal description.
(a)    Purchaser shall promptly order from Stewart Title Guaranty Company (the “Title Company”), an ALTA Form 2006 Commitment (or such other form as is acceptable to Purchaser), with such endorsements as Purchaser shall reasonably require and with insurance coverage over any “gap” period (the “Initial Commitment”) for an owner’s title insurance policy (the “Title Policy”) in an amount no less than the Purchase Price allocated to the Real Property. The Initial Commitment shall evidence that Seller is vested with fee simple title to the Real Property, free and clear of all liens, encumbrances, exceptions or qualifications whatsoever save and except for those exceptions specified and shown on Schedule B, Section II of the Initial Commitment (the “Title Exceptions”). The Initial Commitment shall also evidence that upon the execution, delivery and recordation of the deeds to be delivered at Closing and the satisfaction of all requirements specified in Schedule B, Section I of the Initial Commitment, Purchaser shall acquire fee simple title to the Real Property, subject only to the Title Exceptions. The cost of the Title Policy shall be at Seller’s expense, however, any costs associated with endorsements shall be at the sole expense of Purchaser (other than any endorsements obtained by Seller to cure a Title Defect, which shall be the sole expense of Seller).
(b)    If Purchaser or its attorneys shall determine that the Initial Commitment does not meet the requirements specified above, that the Title Exceptions are not acceptable to Purchaser, or that title to the Real Property is unsatisfactory to Purchaser for reasons other than the existence of Title Exceptions, then Purchaser shall notify Seller by the end of the Due Diligence Period (as herein defined) of those Title Exceptions which are unsatisfactory to Purchaser and are not contemplated by this Agreement to be discharged by Seller at or before Closing, and any such liens, encumbrances, exceptions or qualifications shall be hereinafter referred to as “Title Defects.” Any Title Exceptions which are not timely declared as Title Defects are referred to herein as “Permitted Title Exceptions”.
(c)    Purchaser, at Purchaser’s expense, may order an update to the survey of the Real Property (the “Survey”) previously provided to Purchaser and Seller hereby grants Purchaser and Purchaser’s agents the right to access the Real Property as may be reasonably required to perform such work. The Survey shall be prepared by a land surveyor duly licensed and registered as such in the state the Real Property is located, (i) shall be certified by such surveyor to Purchaser, Seller, each parties’ legal counsel and the Title Company, (ii) shall reference the Initial Commitment file number, (iii) shall set forth the legal description of the Real Property precisely as it appears in the Initial Commitment (or the Initial Commitment must be endorsed so that the insured legal description mirrors the legal description in the Survey, if applicable), (iv) shall identify whether or not each Title Exception referenced in the Initial Commitment applies to the Real Property, (v) shall depict the boundaries of each such item that is capable of being depicted on the Survey, (v) shall depict any Improvements located upon the Real Property, (vi) shall show all easements, rights-of-way, setback lines, encroachments and other matters affecting the use or development of the Real Property (vii) shall include the original signature and seal of the surveyor, and (viii) shall be in a form satisfactory to the Title Company to eliminate the standard survey exceptions from the title insurance policy to be issued at Closing. Purchaser shall notify Seller in writing by the end of the Due Diligence

Period or within fifteen (15) business days after receipt of the Survey, whichever is earlier, of any matters shown on the Survey which were not set forth on the survey previously delivered to Purchaser and which adversely affect, in Purchaser’s reasonable determination, the title to the Real Property and the same shall thereupon be deemed to be Title Defects hereunder. Failure to timely notify Seller of such Title Defects shall mean that Purchaser is satisfied with the matters shown in the Survey.
(d)    Within five (5) business days of receipt from Purchaser of a written notice of any Title Defects, together with a copy thereof, Seller shall notify Purchaser as to whether it will cure such objection, and if it elects to cure any such objection, it shall in good faith diligently endeavor to satisfy or correct, at Seller’s expense, such objection on or before the Closing Date to the reasonable satisfaction of Purchaser and the Title Company in such manner to permit the Title Company to either endorse the Initial Commitment or to issue a replacement commitment to eliminate the Title Defect therefrom. Failure of Seller to give such notice within such five (5) business day period shall be deemed to be an election not to cure such objection. In the event Seller does not elect to satisfy or cure any objection of which it is notified, then within five (5) business days after receipt of written notice of Seller’s election, or within five (5) business days after the expiration of Seller’s five (5) business day notification period if Seller fails to give any such notice, Purchaser shall by written notice to Seller elect one of the following:
(i)    to accept Seller’s interest in the Purchased Property subject to such Title Defects, in which event such Title Defect shall become part of the Permitted Title Exceptions, and to close the transaction contemplated hereby in accordance with the terms of this Agreement; or
(ii)    to terminate this Agreement in its entirety and receive a refund of the Deposit.
The failure of Purchaser to give written notice of its election to either accept the Purchased Property subject to such objections or to terminate this Agreement within the applicable five (5) day period shall be deemed an election to terminate this Agreement and to receive a refund of the Deposit.
(e)    In the event Seller elects in writing to cure any Title Defect and thereafter is unable, after acting diligently and in good faith, to effect such cure, on or before the Closing Date, then Purchaser shall have, as its sole remedy, the options described in Section 2.4(d) above. Seller shall have no obligation under this Section 2.4(e) to expend monies or to institute litigation to cure Title Defects except those which may be satisfied solely by the payment of money prior to or at Closing.
(f)    Notwithstanding anything in this Agreement to the contrary, Seller covenants and agrees that at or prior to Closing, Seller shall (i) pay in full and cause to be canceled and discharged or otherwise bond and discharge as liens against the Purchased Property all mechanics’, materialmen’s, repairmen’s, contractors’ or other similar Liens which encumber the Purchased Property as of the date hereof created by, through or under Seller or which may be filed against the Purchased Property after the date hereof created by, through or under Seller and on or prior to the Closing Date (ii) pay in full all past due ad valorem taxes and assessments of any kind constituting a lien against the Purchased Property which are due and payable, and (iii) pay in full or cause to be canceled and discharged all security deeds or other security instruments encumbering the Purchased

Property and all judgments which have attached to and become a lien against the Purchased Property by, through or under the acts or omissions of Seller. In the event Seller fails to cause such liens and encumbrances to be paid and canceled at or prior to Closing and Purchaser has given written notice to Seller of such liens and encumbrances and such liens and encumbrances are not disputed by Seller in good faith, Purchaser shall be entitled to pay such reasonable amount to the holder thereof as may be required to pay and cancel same, and to credit against the Purchase Price the amount so paid; provided, however, that Purchaser shall not be entitled to a credit against the Purchase Price in excess of $100,000 pursuant to this Section 2.4(f).
(g)    Except as set forth on Schedule 2.4(g), Seller has not granted any license which cannot be terminated as of the Closing Date, lease, easement or other possessory right relating to the use or possession of the Real Property (except (i) under the Residency Agreements existing as of the Effective Date and entered into by Seller in the ordinary course of business in accordance with Section 4.2 hereof; or (ii) as may be set forth in the Title Commitment), and Seller agrees that, other than as expressly permitted by Section 4.2 hereof, it shall not grant any such right prior to Closing without the prior written approval of Purchaser, which may be withheld in Purchaser’s sole and absolute discretion.
Section 2.5    Assumed Liabilities. Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser shall assume and agrees to pay, perform or discharge only the Assumed Liabilities. Other than the Assumed Liabilities, Purchaser shall not assume any of Seller’s debts, obligations or liabilities, of any kind or nature, including without limitation any civil claims or other legal proceedings or legal or regulatory investigations or actions arising out of or during Seller’s ownership, use, operation or management of the Business or any of the Purchased Property or the Excluded Property, all of which Seller shall pay, perform and discharge when due. Nothing in this Section 2.5 shall be deemed to preclude either party from contesting any liability or obligation in good faith through the appropriate process.
Section 2.6    Excluded Liabilities. All of Seller’s debts, obligations and liabilities, other than the Assumed Liabilities, including any liability, obligation, claim, action, suit, or proceeding pending as of the Closing Date, or any subsequent claim, action, suit, or proceeding arising out of or relating to any such other event occurring prior to the Closing, with respect to the ownership or operation of its businesses prior to the Closing Date, including, without limitation, any obligation of Seller for compliance with applicable federal, state, county, and local tax laws or regulations, including the obligations under such laws for the payment of taxes and the filing of tax returns, under Part 6 of Title I of ERISA and Section 4980B of the IRC, as amended (commonly known as “COBRA”), the Seller Plans, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act, the Family and Medical Leave Act, or state worker’s compensation and unemployment compensation laws, as now or hereafter amended, and any liabilities related to any overpayment (regardless of reason for such overpayment), adjustment of payments received or non-compliance under any Government Program, are collectively referred to herein as the “Excluded Liabilities;” provided, however, that actions commenced following the Closing under the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et. seq. or similar state law seeking remedial action with regard to the Purchased Property, shall not be deemed an Excluded Liability and Seller shall have no liability with respect to any such action.

ARTICLE 3
PURCHASE PRICE; PAYMENT OF PURCHASE PRICE; ALLOCATION
Section 3.1    Purchase Price and Deposit.
(u)    Purchase Price. Subject to any adjustments and prorations expressly provided for in this Agreement, including those described in Section 3.3 and Section 4.4 (collectively, “Adjustments”), the purchase price (the “Purchase Price”) for the Purchased Property shall be a total of Eleven Million Six Hundred Thousand and No/100 U.S. Dollars ($11,600,000.00).
(v)    Deposit. The parties acknowledge that within three (3) business days after the Effective Date, Purchaser shall deliver to Stewart Title Guaranty Company (or any other mutually acceptable escrowee) (the “Escrow Agent”) Five Hundred Thousand and No/100 U.S. Dollars ($500,000) (the “Deposit”). The Escrow Agent shall hold the Deposit in an interest bearing account pursuant to an escrow agreement in the form attached hereto as Exhibit A. All interest payable on the Deposit shall be paid over to Seller at Closing (in addition to, not as a credit against, the Purchase Price), unless the Deposit is required to be returned to Purchaser pursuant to this Agreement, in which event such interest shall be paid to Purchaser.
(w)    The Deposit shall be paid and returned to Purchaser upon the occurrence of the circumstances described in Section 2.4(d)(ii), Section 5.6(b), Section 5.6(c), Section 5.6(e), Section 5.8, ARTICLE 9(a), ARTICLE 9(b), ARTICLE 9(d), ARTICLE 9(e), Section 10.11 and Section 10.12 in each instance, upon proper written demand of Purchaser to Seller and the Escrow Agent stating the reason for such termination and referencing the section of this Agreement providing Purchaser with the right to do so. Unless Seller in good faith disputes Purchaser’s right to terminate this Agreement, upon receipt of such written demand by Seller, Seller and Purchaser shall direct the Escrow Agent, by joint written instruction, to pay and disburse the Deposit immediately to Purchaser (whereupon this Agreement shall terminate and neither party shall have any further rights or obligations hereunder, except as otherwise expressly provided herein).
(x)    The Deposit shall be paid to Seller: (i) at the Closing, should the Closing occur, in partial satisfaction of the Purchase Price as provided in Section 3.2(b) hereof; or (ii) as liquidated damages (and not as a penalty) under the circumstances described in Section 5.6(a). In each such instance, Seller and Purchaser shall direct the Escrow Agent, in writing, to pay and disburse the Deposit immediately to Seller (whereupon this Agreement shall terminate and neither party shall have any further right or obligations hereunder, except as otherwise expressly provided herein).
(y)    Without limiting Purchaser’s other rights and remedies hereunder, Purchaser may terminate this Agreement for any reason or for no reason whatsoever during the Due Diligence Period and upon any such termination the Deposit shall be returned to Purchaser.

Section 3.2    Payment of Purchase Price. The Purchase Price shall be paid by Purchaser, at Closing, as follows:
(j)    Eleven Million Six Hundred Thousand and No/100 U.S. Dollars ($11,600,000.00), as adjusted for (i) any Adjustments pursuant to Section 3.1(a), (ii) the mutually agreed upon value of the accrued vacation and other paid time off included in the Assumed Liabilities, and (iii) any credits and additions described in Section 3.2(b) below, shall be paid at Closing by wire transfer in accordance with wire instructions provided by Seller at least three (3) business days before Closing.
(k)    Purchaser shall receive a credit against payment of the Purchase Price by the amount of (i) the Deposit actually paid to Seller on the Closing Date, (ii) the accrued vacation and sick pay amounts included in the Assumed Liabilities, and (iii) unless otherwise paid by Seller, the amounts to be paid by Seller under Section 2.4(a) and Section 4.6(b) of this Agreement. If, at Purchaser’s request, Seller leaves any of Seller’s security deposits or utility deposits in place following Closing, then the amount of any such security deposit or utility deposit shall be added to the Purchase Price and paid to Seller pursuant to Section 3.2(a).
(l)    Purchaser shall deposit the Holdback Amount into an interest-bearing escrow account with the Escrow Agent pursuant to an Escrow Agreement in substantially the form attached hereto as Exhibit B (the “Post-Closing Escrow Agreement”). The funds held pursuant to the Post-Closing Escrow Agreement shall be available according to the terms of the Post-Closing Escrow Agreement to secure any obligations of Seller to Purchaser pursuant to Section 3.3(d) and Section 8.1 hereof. The Holdback Amount shall be released to Seller at the end of the twelfth (12th) calendar month following the Closing Date, less any amounts claimed by Purchaser prior to such distribution date, which shall be held in accordance with the terms of the Post-Closing Escrow Agreement until finally adjudicated.
(m)    Purchaser shall assume the Assumed Liabilities.
(n)    The parties acknowledge that the transactions contemplated hereunder must be reported in accordance with Section 1060 of the IRC. The parties shall report the transactions contemplated hereunder for all purposes in accordance with the purchase price allocation set forth on Schedule 3.3 hereto, which will be determined prior to the end of the Due Diligence Period. The parties shall share information and cooperate to the extent necessary to permit the transactions to be properly, timely, and consistently reported.
Section 3.3    Prorations.
(h)    The following items related to the Purchased Property shall be prorated between Seller and Purchaser as of 11:59 p.m. on the date immediately preceding the Closing Date (the “Proration Date”); prorations credited to Purchaser shall reduce the Purchase Price and prorations credited to Seller shall increase the Purchase Price at Closing as follows:
(i)    city, state, and county ad valorem taxes for the Purchased Property, calculated upon the basis of the most current tax information available;

(ii)    sanitary sewer taxes and utility charges, if any; provided, however, that Purchaser or Seller may elect, prior to Closing, to require that the meters for all utility charges be read and terminated as of the end of the last business day preceding the Closing Date, in which case Seller shall be responsible for and shall pay for all such charges first accruing or relating to the period prior to the Closing Date;
(iii)    all payment obligations under the Assumed Contracts and Leases; and
(iv)    resident rents and other revenues (including credits for Prepaids and Deposits, if any).
Purchaser and Seller shall prepare a proposed schedule (the “Proration Schedule”) prior to Closing, including the items listed above and any other items the parties determine necessary. Such Proration Schedule shall include all applicable income and expenses with regard to the Purchased Property. Seller and Purchaser will use best efforts to finalize and agree upon the Proration Schedule at least two (2) business days prior to Closing.
(i)    Seller shall receive all income from the Purchased Property attributable to the period prior to the Proration Date and shall, unless otherwise provided for in this Agreement, be responsible for all expenses of the Purchased Property attributable to the period prior to the Proration Date. In the event Purchaser receives any payment from a resident for rent due for any period prior to the Proration Date or payment of any other receivable of Seller, Purchaser shall forward such payment to Seller. Payments received from a resident shall be allocated first to any current balances due from such resident that have accrued since the Proration Date and any costs of collection of such amounts incurred by Purchaser. For the avoidance of doubt, Seller’s obligation for real property taxes for the Facility shall apply to all such taxes attributable to all days up to and including the Proration Date even if such taxes are to be paid in arrears after the Closing Date.
(j)    Purchaser shall receive all income from the Purchased Property attributable to the period from and after the Proration Date and shall, except as otherwise provided for in this Agreement, be responsible for all expenses of the Purchased Property attributable to the period from and after the Proration Date. In the event Seller or Seller’s Affiliates receive any payment from a resident for rent due for any period from and after the Proration Date, Seller shall forward such payment to Purchaser.
(k)    The parties agree that any amounts that may become due under this Section 3.3 shall be paid at Closing as can best be determined. A post-Closing reconciliation of prorated items, excluding real estate taxes (unless final information regarding the amount thereof is available), shall be made by the parties within ninety (90) days after the Closing Date and any amounts due at that time shall be promptly forwarded to the respective party to whom such amounts are due in a lump sum payment. Any additional amounts which may become due after such determination shall be forwarded at the time they are received. Any amounts due under this Section 3.3 which cannot be determined within ninety (90) days after the Closing Date (such as, for example, fiscal year-end real estate taxes) shall be reconciled as soon thereafter as such amounts can be determined. Purchaser and Seller agree that each shall have the right to audit the records of the other in connection with any such post-Closing reconciliation. Any payments made pursuant to this Section 3.3 shall be treated as a purchase price adjustment for income tax purposes.
ARTICLE 4
CERTAIN OTHER COVENANTS AND AGREEMENTS
Section 4.1    Inspection and Due Diligence.
(o)    Prior to Closing, Purchaser (including its agents and representatives), at its sole cost and expense, shall be permitted to inspect the Facility and the Purchased Property. The first thirty-five (35) days following the Effective Date, ending at 5:00 P.M., Eastern time on the thirty-fifth (35th) day following the Effective Date or, if such day is not a business day, on the next business day following such day, shall be known as the “Due Diligence Period” for purposes of this Agreement, but Purchaser shall be entitled to continue all such inspections during and after the Due Diligence Period. Such inspections may include an independent appraisal and environmental assessments (including Phase I assessments and Phase II assessments if Seller consents to any such Phase II assessment which consent shall not be unreasonably withheld, conditioned or delayed), impact study and detailed architectural and engineering inspections of buildings and mechanical systems located on the Real Property and any other inspections which may reasonably be required by potential lenders or investors. Purchaser shall not conduct any drilling, boring, soil testing or other physically intrusive inspections without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, if done in connection with any Phase II assessment. Seller shall allow Purchaser and its authorized representatives reasonable access during normal business hours and until the Closing to Seller’s executive personnel, properties and records, shall permit examination and testing, and shall furnish Purchaser and its authorized representatives such information concerning the Purchased Property and the Facility as Purchaser reasonably requests; provided, however, that Purchaser give no less than two (2) days’ notice prior to any site visits or contact with personnel and any such investigation shall be conducted under the supervision of Seller’s appointed agent and in such a manner as not to interfere with the normal operations of the Business. Purchaser and its authorized representatives shall have the right to review and copy all such books, accounts, records, agreements or other documents as it may reasonably deem advisable. Seller shall, upon reasonable request by Purchaser, make available to Purchaser by electronic data room or otherwise, copies of all records, files, correspondence, invoices, resident lists, supplier lists, blueprints, specifications, designs, drawings, business records and plans, operating and financial data, environmental assessments, property reports, permits and regulatory files and other data associated with or used by Seller in connection with its operation of the Business or its ownership or operation of the Purchased Property, including without limitation all of the information described in Section 4.1(b) below, to the extent Seller or the Operator has possession and control of such information, and in the form in which Seller maintains such information in the ordinary course of its business. Seller shall have no obligation to prepare any summaries, abstracts, compilations or reports in connection with Purchaser’s investigation that Seller or the Operator does not maintain or compile in the ordinary course of Seller’s or the Operator’s business. For purposes of this Agreement, all documents and information made available on the Companies’ electronic data room maintained within www.________________.com (collectively, the “Data Room Information”), shall be deemed

“delivered”, “made available” or “provided to” to Purchaser. Purchaser shall notify Seller not less than two (2) days in advance of any site visits by Purchaser or its contractors or representatives. All site visits and contacts with Seller or Operator personnel shall be coordinated exclusively through Josh Stevens (phone number 314-932-2260, e-mail address stevens@dovercapital.com) or Seller’s counsel, and Purchaser shall not contact any Seller or Operator personnel, residents or service providers directly under any circumstances, without Seller’s prior written consent.
(p)    Within five (5) business days of the receipt of the Deposit has been confirmed by the Escrow Agent (the “Diligence Materials Due Date”), Seller shall provide Purchaser with all of the materials in Seller’s or Operator’s possession or control listed in Exhibit G of this Agreement (collectively, the “Requested Diligence Materials”). In the event that Seller’s delivery of a material portion of the Requested Diligence Materials is delayed beyond the Diligence Materials Due Date, Purchaser shall promptly deliver written notice to Seller (for such purposes, email correspondence from Purchaser’s attorney to Seller’s attorney shall constitute sufficient written notice) identifying with specificity the material portion of the Requested Diligence Materials that has not been delivered, and the Due Diligence Period shall be extended by the total number of days which elapse between the Diligence Materials Due Date and the date upon which all Requested Diligence Materials have actually been provided to Purchaser or Purchaser has been advised by Seller that such Diligence Materials are not available to Seller, or, as applicable, any insufficient response to the requirements of this Section 4.1(b) has been corrected to Purchaser’s reasonable satisfaction (inclusive of the Diligence Materials Due Date and the last applicable date of delivery or correction, as applicable).
(q)    Purchaser shall pay all costs incurred for any such inspections of the Facility and the Purchased Property initiated by Purchaser. Purchaser shall indemnify and hold Seller harmless from and against any and all claims arising out of or as a result of the acts or omissions of Purchaser, Purchaser’s authorized representatives, or designees of Purchaser pursuant to the provisions of this Section 4.1. Purchaser, as well as its consultants and contractors, shall at Seller’s request provide evidence of sufficient insurance reasonably acceptable to Seller to protect Seller from any losses it might incur as a result of Purchaser’s activities incurred in connection with such inspections.
(r)    The parties hereto acknowledge that Seller may possess or have access to certain information subject to the Health Insurance Portability and Accountability Act of 1996 and any regulations promulgated thereunder (“HIPAA”). Notwithstanding any other provision of this Agreement, Seller shall have no obligation under this Agreement to disclose to Purchaser any information which would violate or put Seller in a position of noncompliance with any city, county, state or federal privacy or security act, law, or regulation or the provisions of HIPAA or which would result in Seller breaching any contractual provisions imposed on Seller with respect to the requirements of HIPAA and/or any such city, county, state, or federal act, law or regulation.
(s)    Purchaser may perform or cause to be performed a Phase I Environmental Site Assessment of a portion of the Real Property (the “Phase I ESA”). Purchaser shall provide Seller with a copy of the Phase I ESAs within five (5) business days of completion and receipt of each by Purchaser. Any subsequent amendments thereto will also be provided to Seller within five (5) business days after completion and receipt by Purchaser thereof.
(t)    If the Phase I ESA, or any update thereof, reveals the evidence of a recognized environmental condition that, in Purchaser’s sole opinion, warrant further investigation, Purchaser may, at its discretion, request Seller’s consent to commence a Phase II Environmental Site Assessment of the applicable portion of the Real Property (“Phase II ESA”; collectively, the “ESAs”). A Phase II ESA consists of further investigation of recognized environmental conditions identified in the Phase I ESA including sampling and analysis of soil and groundwater necessary to determine whether or not contamination has occurred. Seller’s consent to conduct and the scope of work for a Phase II ESA shall be given or withheld in Seller’s sold and absolute discretion. If Seller permits Purchaser to conduct a Phase II ESA, Seller will be provided a copy of the Phase II ESA within five (5) business days of completion and receipt by Purchaser. Any subsequent amendments and/or reports relating to the Phase II ESA shall also be delivered to Seller and Purchaser.
(u)    The costs of the Phase I ESA and the costs of the Phase II ESA and any updates thereof shall be paid by Purchaser.
Section 4.2    Conduct of Business Prior to the Closing Date. Seller covenants and agrees with Purchaser that from the Effective Date hereof through the Closing Date, except as otherwise expressly contemplated in this Agreement, unless Purchaser otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) Seller shall, and shall cause the Operator in its capacity as Operator of the Business to:
(l)    Use good faith efforts to operate the Business in all material respects in the ordinary course of business in a commercially reasonable manner, including (i) incurring expenses consistent with Seller’s past practices in the operation of the Business and (ii) using commercially reasonable efforts to preserve the Business’ present business operations, organization and goodwill and its relationships with customers, employees, advertisers, suppliers and other contractors.
(m)    Operate the Business and otherwise conduct business in all material respects in accordance with the terms or conditions of all applicable licenses and permits, all applicable rules and regulations of the state where the Facility is located, and all other rules, regulations, laws, and orders of all governmental authorities having jurisdiction over any aspect of the operation of the Business and all applicable insurance requirements; provided, however, that the foregoing shall not impose on Seller any obligation to make unbudgeted capital improvements or repairs, or to incur any cost or expense in order to comply with any of the foregoing to the extent Seller was not in compliance as of the Effective Date, except to the extent Seller is ordered to do so by a governmental authority having jurisdiction over Seller.
(n)    Maintain the books, records, and financial statements for the Business consistent with past practices.
(o)    Timely comply in all material respects with all contracts and agreements with third parties related to the Facility or the operation of the Business.

(p)    Not sell, lease, grant any rights in or to or otherwise dispose of or otherwise relinquish control of, or agree to sell, lease or otherwise dispose of, the Purchased Property in whole or in part except for Residency Agreements entered into in the ordinary course and dispositions of assets that are in the ordinary course of business, and if material, are replaced by similar assets of substantially equal or greater value and utility.
(q)    Take commercially reasonable efforts to maintain the Purchased Property in the same condition as it exists as of the Effective Date, except for ordinary wear and tear, in a manner consistent with past practices.
(r)    Not default on any loans to Seller which are not fully cured or satisfied at Closing.
(s)    Not enter into any contracts other than (i) contracts which impose no obligation on Purchaser following the Closing or (ii) Residency Agreements in the ordinary course of business.
(t)    Not make any alterations or improvements to the Real Property or make any capital expenditure with respect to the Real Property in excess of $10,000 other than those that are currently budgeted for completion, or are required by law, necessary to preserve the coverage under or comply with the terms of any insurance policy with respect to the Business or are in Seller’s business judgment necessary to address emergency conditions or to maintain the goodwill and competitive standing of the Business.
(u)    Maintain normal levels of inventory and supplies on hand for the Business (including food, beverages, office and kitchen supplies), consistent with past practice.
(v)    Make available to Purchaser copies of all internally generated monthly financial reports.
(w)    Inform Purchaser promptly regarding the resignation, termination or hiring of the Executive Director or assistant director, if any, of the Facility.
Section 4.3    Notification of Certain Matters. Seller shall give prompt written notice to Purchaser, and Purchaser shall give prompt written notice to Seller, to the extent either such party becomes aware of (i) the occurrence, or failure to occur, of any event that would be likely to cause any of their respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any failure on their respective parts to comply with or satisfy, in any material respect, any covenant, condition, or agreement to be complied with or satisfied by any of them under this Agreement.
Section 4.4    Employees.
(a)    For purposes of this Section 4.4, all references to employment by an entity include both direct employment by such entity, employment by an Affiliate of such entity, or employment through one or more employee leasing or similar arrangements that such entity or its Affiliate has entered into with a third party.

(b)    Seller shall be responsible for complying with the continuation health care coverage requirements of COBRA with respect to any individual who became a “qualified beneficiary” as of or prior to the Closing Date, including as a result of this transaction.
(c)    Seller shall pay any severance costs payable with respect to the termination of employment by Seller or the Operator (as applicable) of any Employee, including Employees who are offered post-Closing employment by the manager engaged by the Purchaser to operate the Facility following the Closing (the “Post-Closing Manager”), pursuant to any severance policies or plans or required by law, including the WARN Act (if applicable). Seller shall be solely responsible for WARN Act compliance for all Employees.
(d)    As to any Employee that the Purchaser desires the Post-Closing Manager to hire for the Business post-Closing (collectively, “Hired Employees”), to the extent Seller controls such matter, Seller shall cause the release of such Hired Employee from any contractual provision with Seller to the extent that such provision would impair the utility of such Hired Employee’s services to the Post-Closing Manager in conducting the Business following the Closing in substantially the same manner it is conducted by Seller or the Operator immediately prior to the Closing Date, or to the extent that such provision would impose upon such Hired Employee any monetary or other obligation to Seller for violation of restrictive covenants or confidentiality provisions with respect to the Business (other than any such restrictive covenants or confidentiality provisions contained in Assumed Contracts and Leases being transferred to Purchaser or any such covenant mandating the return to Seller or the Operator of property not being transferred to Purchaser hereunder). The Post-Closing Manager, at Purchaser’s expense, shall be responsible for the vacation and other paid time off for Hired Employees accrued through the Proration Date to the extent of the credit provided by Seller to Purchaser for such amounts and reflected in the closing statement executed by Seller and Purchaser prior to Closing.
Section 4.5    Confidentiality.
(a)    Confidential Information. The results of the ESAs and any and all non-public information of any type or description, including, but not limited to, financial statements and projections of Seller, proprietary or trade secret information, whether written or verbal, or any information given to Purchaser by Seller in connection with the transactions contemplated by this Agreement, is proprietary to Seller and confidential in nature, and shall be treated as such by Purchaser, except with the prior written consent of Seller and except to the extent enforcement of its terms and applicable law require public disclosure. This provision shall not apply following the Closing to any such information pertaining to the Purchased Property or the Business, nor to any information that is or becomes publicly available through no fault of Purchaser. Purchaser shall have the right to disclose any such information to its professional advisors, lenders, investors and other third parties who need to know such information for the purposes of assisting Purchaser with the negotiation and consummation of this Agreement, provided Purchaser advises such parties of their confidential obligations under this Agreement, and provided Purchaser remains responsible for any violations by such parties. Purchaser shall also have the right to discuss the possibility of future employment with all active and full-time employees of the Business, provided that such discussions shall not occur prior to the expiration of the Due Diligence Period and shall be subject to the procedural requirements set forth in Section 4.1(a).
(b)    Confidentiality of Agreement. The terms of this Agreement and the results of the ESAs shall remain confidential, except with the prior written consent of Seller and Purchaser and except to the extent that enforcement of its terms or applicable law require public disclosure. Neither party shall make any public announcement of the transactions contemplated herein without the express written approval of the other party, which approval shall not be unreasonably withheld. This provision will not apply to Purchaser following any Closing. Purchaser shall permit Seller to review in advance and comment on any public announcement of the Closing of the transactions contemplated herein.
(c)    Return of Confidential Information. Purchaser agrees that promptly upon the termination of this Agreement, whether by mutual termination or otherwise (other than upon Closing), Purchaser shall cause all materials and property (originals and copies) of Seller to be immediately returned to Seller, or, at Purchaser’s election, destroyed provided Purchaser provides written certification of such destruction, provided that Purchaser shall be entitled to retain such information to the extent required in order to comply with applicable law, regulation, bona fide document retention policy of Purchaser, or any public disclosure obligations promulgated by the Securities and Exchange Commission any applicable to Purchaser, or until any litigation between Purchaser and Seller arising out of the termination of this Agreement has been finally resolved.
(d)    Survival of Confidentiality. This Section 4.5 shall survive the Closing to the extent provided above and shall survive in the event this Agreement is terminated prior to Closing.
(e)    Supersedes Previous Agreements. The provisions of this Section 4.5 supersede any prior agreements between the parties relating to confidentiality.
Section 4.6    Expenses and Taxes.
(a)    Each party shall pay its own expenses and costs incurred in connection with the negotiation and consummation of this Agreement and the transactions contemplated by this Agreement.
(b)    Notwithstanding the foregoing:
(i)    Purchaser shall pay fees and costs relating to the transfer of motor vehicles included in the Purchased Property;
(ii)    Seller shall pay applicable real estate transfer tax and mansion taxes (if applicable);
(iii)    Purchaser shall pay the costs of recording the Deeds and all other filing and recording costs; and
(iv)    Seller shall pay the cost of the owner’s basic title policy premiums and Seller’s search charges, the cost of filing any documents to cure any Title Defects that Seller elects to cure, and any applicable Seller’s closing protection letter charges. All other costs attributable to the issuance of the Title Policy, including without limitation, any endorsements to the Title Policy, shall be paid by Purchaser (other than endorsements obtained at Seller’s election to cure Title Defects, which shall by Seller’s expense).
This Section 4.6 shall survive Closing.
Section 4.7    Waiver of Bulk Sales and Indemnification. Purchaser hereby waives compliance by Seller and Seller hereby waives compliance by Purchaser, with the requirements of any applicable bulk sales laws and similar laws, if and to the extent applicable. Seller shall indemnify and hold harmless Purchaser from any and all claims, liabilities, or costs, including reasonable attorneys’ fees, arising out of the parties’ failure to comply with any bulk sales laws and similar laws applicable to the transactions contemplated hereby as provided in Section 8.1(d). The foregoing indemnification shall survive the Closing.
Section 4.8    Exclusivity. During the period from the Effective Date to the Closing Date or termination of this Agreement according to the terms hereof, Seller shall not take any action, directly or indirectly, to encourage, initiate or engage or participate in discussions or negotiations with, or provide any information to, any party other than Purchaser, concerning a potential transaction involving the purchase and sale of the Business or any Purchased Property, the purchase and sale of all or substantially all of the ownership interest of Seller, or any transaction similar to the foregoing.
Section 4.9    Consents; Cooperation. Seller will use its reasonable best efforts prior to the Closing to obtain all consents that may be required from third parties with respect to the Assumed Contracts and Leases and any of the other Purchased Property and Purchaser shall cooperate therewith. Purchaser shall use its reasonable best efforts to diligently pursue the issuance or transfer of any of the governmental licenses or permits required for Purchaser to operate the Business following the Closing, and Seller agrees to provide reasonable cooperation and assistance to Purchaser in obtaining such licenses and permits. Notwithstanding the foregoing, (i) neither party will be required to pay or commit to pay any amount to (or incur any liability or obligation to) a person or entity from whom or which a consent may be required (other than payment by Seller of past due amounts under Assumed Contracts and Leases or past due taxes, or payment by Purchaser of any fees or other costs imposed by governmental authorities with respect to licenses and permits, or transfer fees, if any, required by the express terms of any Assumed Contracts and Leases) or otherwise enter into or modify any agreement with such person or entity that involves any cost, liability or obligation, and (ii) to the extent Purchaser determines, in its sole discretion, that the governmental licenses or permits required for the Purchaser to operate the Business following the Closing will not be obtained prior to Closing, Seller agrees to enter into a Transition Period Sublease (as defined herein) with Purchaser or its designee for the continued operation of the Business by Seller or its Affiliates, as applicable, until Purchaser or its designee obtains such licenses and permits. Each of the parties have independently determined, based upon the advice of their own respective counsel, that the pre-merger filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), do not apply to the transactions contemplated under this Agreement.

Section 4.10    Further Assurances. Each party covenants and agrees that, following the Closing, it will execute, deliver and acknowledge (or cause to be executed, delivered and acknowledged), from time to time, at the reasonable request of the other party and without further consideration, all such further instruments and take all such further action as may be reasonably necessary or appropriate to transfer more effectively to Purchaser, or to perfect or record Purchaser’s title to or interest in the Purchased Property or to enable Purchaser to use or otherwise to confirm or carry out the provisions and intent of this Agreement. This Section 4.10 shall survive Closing.
Section 4.11    Non-Solicitation of Employees.
Section 4.12    Delivery of Schedules. Seller shall provide all Schedules required by this Agreement (other than those required by ARTICLE 7 hereof, which will be provided by Purchaser on or before the Schedule Due Date) on or before the date that is within ten (10) calendar days following receipt of the Deposit has been confirmed by the Escrow Agent (the “Schedule Due Date”). In the event that Seller’s delivery of the Schedules is delayed beyond the Schedule Due Date, Purchaser shall promptly deliver written notice Seller (for such purposes, email correspondence from Purchaser’s attorney to Seller’s attorney shall constitute sufficient written notice) to Seller identifying with specificity the portion of the Schedules that has not been delivered, and the Due Diligence Period shall be extended by the total number of days which elapse between the Schedule Due Date and the date upon which all required Schedules have actually been provided to Purchaser, or, as applicable, any insufficiently completed Schedules have been corrected to Purchaser’s reasonable satisfaction (inclusive of the last applicable date of delivery or correction, as applicable). Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed with regard to all other representations and warranties to which such fact or item may reasonably apply to the extent such disclosure would provide notice to a reasonable person that the information disclosed would also qualify, or constitute an exception to, such other representations and warranties. Seller may from time to time supplement and update such Schedules to reflect any changes since the date of delivery of the original Schedules or any matters of which Seller’s Knowledge was first acquired following the original delivery date of such Schedules. Any such updates or supplements shall be deemed to amend the Schedules for all purposes retroactively to the Effective Date, except that (i) no amendment to Schedules 1.1(a), 2.2(d), and 2.4(a) may be made without Purchaser’s written consent, (ii) any amendments shall not result in any extension of the Due Diligence Period, and (iii) any amendments permitted above shall be disregarded (x) in determining if the conditions to Closing set forth in Section 5.3(a) or Section 5.3(e) below have been satisfied, and (y) for all purposes under this Agreement if Seller intentionally omitted such information from the original Schedules.
Section 4.13    Investigation; Reliance; Release.
(a)    Purchaser (i) has made its own inquiry into and investigation of the Purchased Property and the Business, and based thereon has formed an independent judgment concerning the Purchased Property and the Business; (ii) has been furnished with or given adequate access to all information concerning the Purchased Property and the Business as

Purchaser has requested; and (iii) has addressed in this Agreement any matters arising out of its investigation to the extent it has deemed appropriate. Seller has not made nor shall it be deemed to have made, nor has Purchaser relied on, any representation, warranty, covenant or agreement, express or implied, with respect to Purchased Property or the Business or the transactions contemplated herein, other than those explicitly set forth in this Agreement (including the related portions of the Schedules), including, without limitation, the physical condition of the Purchased Property, title to or the boundaries of the Real Property, pest control matters, soil condition, hazardous waste, toxic substance, molds or other environmental matters, compliance with the Americans with Disabilities Act of 1990, Fair Housing Act of 1968 (as amended) or other building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns and all other information pertaining to the Purchased Property. Except for claims arising from the representations, warranties, covenants and agreements expressly contained in this Agreement, Purchaser shall not assert any claim against Seller, Operator or, as applicable, any of their respective directors, officers, employees, attorneys, investment bankers, brokers, advisors, consultants, agents, representatives, or any Affiliate of any of the foregoing, or hold Seller, Operator or any such persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished by Seller, Operator or any such persons (including Data Room Information) to Purchaser. Purchaser further acknowledges that it has not received from Seller any accounting, tax, legal, architectural, engineering, property management or other advice with respect to the Purchased Property or the transactions herein contemplated and is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, property management and other advisors.  Without limiting the express representations, warranties and covenants of Seller contained herein, Purchaser agrees that the Purchased Property is otherwise to be sold to and accepted by Purchaser as of the Closing Date, in its “AS IS” condition, WITH ALL FAULTS, WITHOUT WARRANTY OF ANY KIND (OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN), on the Closing Date and assumes every risk of adverse physical, environmental, economic or legal conditions may not have been revealed by its investigation and Inspections.
(b)    Except with respect to any claims arising out of any breach of covenants, representations or warranties set forth herein and as otherwise provided in Article 8 hereof, Purchaser, for itself and its agents, Affiliates, successors and assigns, hereby releases and forever discharges Seller, Operator and their respective agents, partners, affiliates, successors and assigns from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Purchaser has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Purchased Property. Purchaser hereby specifically acknowledges that Purchaser has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Agreement.
ARTICLE 5
CLOSING
Section 5.1    Closing.
Section 5.2    Conditions to Seller’s Obligations. Subject to Section 5.6(a), except as may be waived in writing by Seller, Seller’s obligation to make its deliveries at the Closing and to effect and consummate the transactions contemplated hereby shall be subject to the following conditions:
(a)    Representations and Warranties True and Correct. Each of Purchaser’s representations and warranties contained in this Agreement, taken as whole, shall be true in all material respects as of the Closing Date with the same effect as though made on such date (except for representations and warranties made as of a specified date, which shall have been true and correct as of such date with the same effect as though made on such date), and Purchaser shall have executed and delivered to Seller at Closing a certificate confirming the foregoing.
(b)    Agreements Complied With. Each of Purchaser’s covenants and agreements contained in this Agreement to be performed at or prior to the Closing shall have been performed in all material respects at or prior to the Closing, and Purchaser shall have executed and delivered to Seller at Closing a certificate confirming the foregoing.
(c)    Deliveries Made. Purchaser shall have delivered, and where applicable shall have duly executed, all the documents, certificates and other instruments required to be delivered at the Closing in accordance with Section 5.5 or any other express provision of this Agreement.
Section 5.3    Conditions to Purchaser’s Obligations. Subject to Section 5.6, except as may be waived in writing by Purchaser, Purchaser’s obligation to make its deliveries at the Closing and to effect and consummate the transactions contemplated hereby shall be subject to the following conditions:
(e)    Representations and Warranties True and Correct. Each of Seller’s representations and warranties contained in this Agreement, taken as a whole, shall be true in all material respects as of the Closing Date with the same effect as though made on such date (except for representations and warranties made as of a specified date, which shall have been true and correct as of such date), and Seller shall have executed and delivered to Purchaser at Closing a certificate confirming the foregoing.
(f)    Agreements Complied With. Each of Seller’s covenants and agreements contained in this Agreement to be performed at or prior to the Closing shall have been performed in all material respects at or prior to the Closing, and Seller shall have executed and delivered to Purchaser at the Closing a certificate confirming the foregoing.
(g)    Deliveries Made. Seller shall have delivered, and where applicable shall have duly executed, all the documents, certificates and other instruments required to be delivered at the Closing in accordance with Section 5.4 or any other express provision of this Agreement.
(h)    Licenses and Permits. Purchaser a shall have (i) obtained all governmental licenses and permits required for Purchaser to own and operate the Facility as an assisted living and memory care facility in the same manner in which Seller is currently operating the Business (ii) or shall have completed diligence reasonably acceptable to Purchaser indicating that Purchaser’s submission of applications for such licenses and permits shall result, post-Closing, in the issuance of applicable governmental licenses and permits and Purchaser and Seller shall have entered into a Transition Period Sublease effective as of the Closing Date.
(i)    No Material Adverse Change. No Material Adverse Change shall have occurred during the period between the Effective Date and the Closing Date.
(j)    Termination of Existing Leases and/or Management Agreements. Any existing real property leases and/or management agreements, if any, relating to the Purchased Property which are not Assumed Contracts and Leases or Residency Agreements shall have been terminated without fee or cost to Purchaser, and Seller shall have provided Purchaser reasonable evidence of same.
(k)    No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any governmental agency that makes the consummation of the transactions contemplated hereby illegal.
Section 5.4    Deliveries by Seller. Seller shall deliver to Purchaser on or before the Closing the following:

(f)    Deed. The Deed substantially in the form of Exhibit C attached hereto, duly executed by Seller. In addition, in the event Purchaser elects to have a new survey of the applicable Real Property (the “Survey”) prepared, Seller agrees to provide a quitclaim deed at closing conveying title to the applicable Real Property based on the metes and bounds description shown on the Survey.
(g)    Bill of Sale and Assignment. A bill of sale and assignment with Seller’s warranty of title in the form of Exhibit D attached hereto (the “Bill of Sale and Assignment”) with respect to the Purchased Personal Property located at the Facility, duly executed by Seller.
(h)    Other Instruments. Such further instruments of conveyance and transfer as Purchaser may reasonably require to consummate the transactions contemplated by this Agreement to vest all of the Business with respect to the Facility in Purchaser and to facilitate the transfer of such Business from Seller to Purchaser, including the assignment of the applicable Assumed Contracts and Leases, in form and substance reasonably acceptable to Purchaser.
(i)    Owner’s Affidavit. An Owner’s Affidavit in a form acceptable to the Title Company to the extent required to issue the Title Policy.
(j)    Releases. Documents releasing or nullifying any title exceptions (or providing reasonable evidence of such release or nullification) (relating to the applicable Real Property) which Seller is obligated to release or nullify pursuant to Section 2.4 hereof.
(k)    Resolutions. A certified copy of the company resolutions authorizing consummation of this Agreement and authorizing Seller’s to execute all documents necessary for Closing as provided herein.
(l)    Closing Certificate. The certificates required pursuant to Section 5.3(a) and Section 5.3(b), identifying such changes to the representations and warranties as shall be necessary to make such representations true, complete and accurate in all material respects as of the date and time of Closing.
(m)    1099S. A completed Form 1099S, or effective equivalent thereof, describing the sale of the applicable Purchased Property.
(n)    Withholding Affidavit. If a Withholding Affidavit is required by the Escrow Agent, Seller shall deliver the Withholding Affidavit to the Escrow Agent prior to Closing.

(o)    Non-Foreign Status Affidavit. A certificate of non-foreign status pursuant to Treasury Regulation Section 1.1445-2(b)(2) signed by Seller under penalties of perjury stating Seller’s name, address and U.S. taxpayer identification number and stating that Seller is not a foreign person as defined by Section 1445(f)(3) of the IRC.
(p)    Good Standing Certificate. A certificate of existence, certified by the Secretary of State of Illinois as of a date which is within fifteen (15) days of Closing, reflecting the Seller’s good standing as an Illinois limited liability company.
(q)    Rent Roll. A true, correct, and complete rent roll certified by an officer of Seller, for the Facility listing each resident as of a date which is within three (3) business days prior to the Closing Date, the unit, bed or room number of such resident, and the amount of the monthly fees to be paid by such resident (including room, meal and other applicable monthly fees), the amount of security deposit, if any, date of Residency Agreement and the expiration date of such Residency Agreement, if applicable.
(r)    Transition Period Sublease. The Transition Period Sublease, if applicable, in form and substance attached as Exhibit E (the “Transition Period Sublease”).
(s)    Third Party Consents. The third party consents listed on Schedule 5.4(o).
(t)    Opinion of Counsel. An opinion of Seller’s counsel in a form acceptable to Purchaser in it reasonable discretion.
(u)    Title Commitment. A title commitment in accordance with Section 2.4(a), subject only to the Permitted Title Exceptions and endorsed by the Title Company.
(v)    Books and Records. Possession and control of books and records included as part of the Purchased Property which are not physically located at the Real Property as of the Closing Date.
(w)    Post-Closing Escrow Agreement. The Post-Closing Escrow Agreement, duly executed by Seller.
Section 5.5    Deliveries by Purchaser. Purchaser shall deliver to Seller on or before the Closing the following:
(c)    Payment Items. The items described in Section 3.2 hereof representing payment of the Purchase Price.

(d)    Assumption Agreement. An instrument of assumption of the Assumed Liabilities, substantially the form attached as Exhibit F.
(e)    Post-Closing Escrow Agreement. The Post-Closing Escrow Agreement, duly executed by Purchaser.
(f)    Transition Period Sublease. The Transition Period Sublease, if applicable, substantially in the form attached hereto as Exhibit E.
(g)    Closing Certificate. The certificates required pursuant to Section 5.2(a) and Section 5.2(b).
(h)    Access Easement. An access easement in form reasonably acceptable to Seller, duly executed by Purchaser, granting an easement over the Real Property to access certain parcels of real property which shall continue to be owned by Seller. Such access easement shall be executed and recorded prior to recording of any mortgage upon the Real Property securing a loan to Purchaser.
Section 5.6    Non-Fulfillment of Closing Conditions. Notwithstanding anything in this Agreement to the contrary, the following shall apply exclusively if any of the conditions in Section 5.2 and Section 5.3 are not fulfilled as of the Scheduled Closing Date:
(a)    Except as otherwise provided in the last sentence of this Section 5.6(a), if any of the conditions set forth in Section 5.2 have not been fulfilled as of the Scheduled Closing Date, but all the conditions set forth in Section 5.3(a), Section 5.3(b), Section 5.3(e), Section 5.3(f) and Section 5.3(g) have been fulfilled or expressly waived by Purchaser, Seller may elect (i) to proceed to Closing and waive such failure for all purposes hereunder; or (ii) terminate this Agreement, in which case the Deposit shall be disbursed to Seller as liquidated damages, and Purchaser shall have no further liability to Seller except with respect to the surviving provisions described in ARTICLE 9. Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Purchaser. In no event under this Section 5.6 or otherwise shall Purchaser be liable to Seller for any punitive, speculative or consequential damages. Notwithstanding the foregoing, if any of the conditions in Section 5.2 or Section 5.3 are not satisfied, then Seller’s rights under this Section 5.6(a) are subject to Purchaser’s rights under Section 5.6(b)-Section 5.6(e) below.
(b)    If all of the conditions in Section 5.2(a) and Section 5.2(b) have been fulfilled as of the Scheduled Closing Date, but the conditions set forth in Section 5.3(a) have not been fulfilled as of the Scheduled Closing Date, then Purchaser shall give Seller written notice of such failure, which notice shall state Purchaser’s election: (i) to proceed with the Closing and waive any such failure to fulfill one or more of the requirements of Section 5.3(a) for all purposes hereunder; or (ii) to extend the Scheduled Closing Date for an additional thirty (30) days in order to provide Seller the opportunity to fulfill such condition and if such condition is not fulfilled within such thirty (30) day additional period Purchaser may terminate this Agreement, in which case the Deposit shall be returned to Purchaser and Seller shall reimburse Purchaser for Purchaser’s actual third party expenses incurred by Purchaser in connection with its due diligence on the applicable Purchased Property; provided, however, such reimbursements shall not exceed Twenty Five Thousand and No/100 U.S. Dollars ($25,000), and after which Seller shall have no additional liability to Purchaser for such failure, except for the surviving provisions described in ARTICLE 9; or (iii) exercise any other legal or equitable remedies to which Purchaser may be entitled.
(c)    If all of the conditions in Section 5.2(a) and Section 5.2(b) have been fulfilled as of the Scheduled Closing Date, but any of the conditions set forth in Section 5.3(b), Section 5.3(c) or Section 5.3(f) have not been fulfilled as of the Scheduled Closing Date, Purchaser may elect (i) to proceed with Closing and waive such failure for all purposes hereunder; (ii) extend the Scheduled Closing Date for an additional thirty (30) days in order to allow such conditions to be fulfilled and if such condition is not fulfilled within such thirty (30) day additional period, Purchaser may terminate this Agreement, in which case the Deposit shall be returned to Purchaser and Seller shall reimburse Purchaser for Purchaser’s actual third party expenses incurred by Purchaser in connection with its due diligence on the applicable Purchased Property; provided, however, such reimbursements shall not exceed Twenty Five Thousand and No/100 U.S. Dollars ($25,000), and after which Seller shall have no additional liability to Purchaser for such failure, except for the surviving provisions described in ARTICLE 9; (iii) enforce specific performance if applicable; or (iv) exercise any other legal or equitable remedies to which Purchaser may be entitled.
(d)    If all of the conditions in Section 5.2(a) and Section 5.2(b) have been fulfilled as of the Scheduled Closing Date, but if the condition set forth in Section 5.3(d) has not been fulfilled as of the Scheduled Closing Date (including but not limited to non-fulfillment caused by unavailability of insurance required to obtain such licenses or permits) and Purchaser has used diligent good faith efforts to obtain such licenses and permits, Purchaser may at its election proceed with the Closing on the Scheduled Closing Date, but simultaneously with the Closing, Purchaser (or its Affiliate) and Seller will enter into the Transition Period Sublease substantially in the form attached hereto as Exhibit E; provided, however, that if any regulatory authority having jurisdiction over such licenses and permits raises objections to the form or substance of the Transition Period Sublease, the parties will negotiate in good faith to reach an arrangement which is acceptable to such regulatory authority and most closely follows the essential substance of the Transition Period Sublease shown as Exhibit E.
(e)    If all of the conditions in Section 5.2(a) and Section 5.2(b) have been fulfilled as of the Scheduled Closing Date, but any of the conditions set forth Section 5.3(e) or Section 5.3(g) have not been fulfilled as of the Scheduled Closing Date, Purchaser may elect (i) to proceed with Closing and waive such failure for all purposes hereunder; or (ii) extend the Scheduled Closing Date for an additional thirty (30) days in order to allow such conditions to be fulfilled and if such condition is not fulfilled within such thirty (30) day additional period, Purchaser may terminate this Agreement, in which case the Deposit shall be returned to Purchaser and Seller shall reimburse Purchaser for Purchaser’s actual third party expenses incurred by Purchaser in connection with its due diligence on the applicable Purchased Property; provided, however, such reimbursements shall not exceed Twenty Five Thousand and No/100 U.S. Dollars ($25,000), and after which Seller shall have no additional liability to Purchaser for such failure, except for the surviving provisions described in ARTICLE 9.
(f)    If the Closing Conditions as set forth in ARTICLE 5 have not been satisfied on or before October 1, 2015, either Seller or Purchaser shall have the absolute right to terminate this Agreement, in which case the Deposit shall be paid to Seller and no party shall have no additional liability to the other hereunder following such termination except for the surviving provisions described in ARTICLE 9.
Section 5.7    Post-Closing Actions. Seller shall promptly deliver to Purchaser the original of any mail or other communication received by it after the Closing Date pertaining to the Purchased Property or the Business, and any payments to which Purchaser is entitled. Purchaser shall promptly deliver to Seller the original of any mail or other communication received by Purchaser after the Closing Date and addressed to Seller which does not pertain to the Purchased Property or the Business, or to any payments to which Seller is entitled.
Section 5.8    Termination During Due Diligence. Notwithstanding anything herein to the contrary, Purchaser shall have the right to terminate this Agreement at any time during the Due Diligence Period for any reason or for no reason whatsoever. Upon any such termination, the Deposit shall be returned to Purchaser, and the parties shall have no further liability or obligation to one another arising from such termination except for the surviving provisions described in ARTICLE 9.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLER
The following representations and warranties are given by the Seller. The Seller hereby represents and warrants to Purchaser that as of the Effective Date:

Section 6.1    Organization and Standing. The Seller is an Illinois limited liability company duly organized, validly existing, and in good standing under the laws of the State of Illinois and has the requisite power and authority to own, sell, lease and operate its properties and to carry on its businesses as now being conducted. The Seller has the limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions and perform the obligations contemplated by the Agreement.
Section 6.2    Valid and Binding Obligations. The execution, delivery and performance of this Agreement and all other agreements and instruments to be executed and delivered by Seller hereunder, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary company action of Seller. This Agreement constitutes, and all instruments required to be executed and delivered by Seller before or at the Closing will constitute, the valid and binding obligations of Seller, enforceable against Seller, in accordance with their respective terms. All persons who have executed this Agreement on behalf of Seller have been duly authorized to do so by all necessary company action of Seller and all persons who execute instruments required to be executed and delivered by Seller before or at the Closing shall have been duly authorized to do so by all necessary company action of Seller.
Section 6.3    Title; Purchased Property Complete.
(a)    Seller has good title to all of the Purchased Personal Property, and at the Closing, Seller shall transfer the Purchased Personal Property to Purchaser, free and clear of all liabilities, liens and, encumbrances except for the Assumed Liabilities and the Permitted Encumbrances. Seller has the unrestricted right to convey and assign the Purchased Personal Property. Purchaser acknowledges with respect to the Real Property, that Purchaser will rely solely upon (i) Seller’s warranties contained in the Deed and (ii) Purchaser’s owner’s policy of title insurance, and that Seller gives no other warranty regarding title to real property.
(b)    Except for the Excluded Property or as otherwise set forth in Schedule 6.3, the Purchased Property comprises all material assets, rights or property used by Seller in the operation of the Business as currently conducted.
Section 6.4    Taxes and Tax Returns. Seller and Operator have filed when due or will file when due in correct form all federal and state income tax returns for all periods ending on or prior to the Closing Date which are required to be filed by Seller and/or Operator on or prior to the Closing Date. Other than extensions to file Seller’s or Operator’s tax returns, there are no agreements by Seller or Operator for the extension of time for the assessment of any tax. All federal, state, county and local taxes due and payable by Seller and/or Operator on or before the Effective Date have been paid and any taxes due and payable at any time between the Effective Date through the Closing will be paid prior to Closing, and there are no federal, state or local tax liens pending or threatened against Seller, Operator or the Purchased Property. There is no open audit of any of Seller’s and/or Operator’s federal, state, local income, sales use or property tax returns pending, and Seller has received no notice of the pendency of any such audit or examination.

Neither Seller nor Operator holds or had held a certificate or other authorization issued by any tax collection body for the purpose of avoiding the payment by Seller or Operator of sales and use taxes upon Seller’s or Operator’s purchases of goods and services, nor has Seller or Operator applied for such a certificate or other authorization.
Section 6.5    Execution and Delivery. Except as set forth in Schedule 6.5, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will:
(g)    violate any provisions of the articles of organization or operating agreement of Seller;
(h)    violate any contract or agreement relating to borrowed money, or any judgment, order, injunction, decree or award against, or binding upon Seller or upon the property or business of Seller, which violation would prevent, delay or materially hinder consummation of the transactions contemplated by this Agreement;
(i)    result in the creation of any material lien, charge or encumbrance upon any of the Purchased Property pursuant to the terms of any agreement or instrument to which Seller is a party or by or to which Seller, Operator or any of the Purchased Property may be bound, subject or affected;
(j)    violate any judgment, order, injunction, decree or award against, or binding upon, Seller, Operator, or upon the Purchased Property or Business of Seller; or
(k)    result in any breach, violation, default or cancellation of any contract, agreement, mortgage, deed to secure debt, or lease to which Seller or Operator is a party or by which Seller or Operator is bound or the Purchased Property is subject that could have a material adverse effect on the Purchased Property or the operations of the Business.
Section 6.6    Contracts and Leases. Schedule 6.6 hereto sets forth all contracts, leases or agreements, including the Assumed Contracts and Leases, to which Seller or Operator is a party, written or oral, currently in effect that are material to the operation or management of the Business or the ownership and use of the Purchased Property, other than the Residency Agreements described in Section 6.7. Each of the Assumed Contracts and Leases is in full force and effect in accordance with its terms. Seller has made available to Purchaser true and correct copies of all Assumed Contracts and Leases, including all material amendments or modifications to same. Seller is not in material breach, default or violation of any of the Assumed Contracts and Leases and, to Seller’s Knowledge, no other party to any such contract or lease is in material breach, default or violation thereof. No event has occurred and no condition exists that with the passage of time or the giving of notice, or both, would constitute a material default by Seller or, to Seller’s Knowledge, by any other party to any Assumed Contracts and Leases.

Section 6.7    Residency Agreements and Related Matters. Schedule 6.7 contains a list of all of the Residency Agreements currently in effect.
Section 6.8    Permits and Licenses. Schedule 6.8 contains a complete list of all material governmental permits, licenses, certificates and authorizations held by Seller and Operator that relate to the ownership, use, operation or management of the Facility, the Purchased Property and/or the Business (the “Permits and Licenses”).
Section 6.9    Insurance. Schedule 6.9 lists all of Seller’s and Operator’s policies of property and casualty insurance and liability insurance currently in effect and covering the Facility, the Business and/or the Purchased Property, copies of which have been made available for review by Purchaser.
Section 6.10    Employees. Schedule 6.10 contains a complete and correct list of employees who perform services for the Business or the Facility as of June 19, 2015 (whether as employees of Seller, Operator, or both), including their respective positions, the Facility where they are employed, pay rates, bonus arrangements (if any), dates of hire (including the Executive Director and any Assistant Director of the Facility, and any employees who are currently employed by the Seller for the benefit of the Business) (collectively, the “Employees”). Except as described on Schedule 6.10, neither Seller nor Operator is a party to any employment contract or other written agreement with any Employee. Neither Seller nor Operator has made any binding promise or commitment to increase the compensation of any Employee after the Effective Date, except as otherwise set forth on Schedule 6.10 hereto. Seller and Operator have complied in all material respects with all laws and regulations dealing with employment of Employees. Schedule 6.10 provides a list and brief description of all litigation or administrative claims filed by Employees or former employees who performed services for the Business against Seller or Operator during the past three (3) years, if any. Except as otherwise set forth on Schedule 6.10 (i) neither Seller nor Operator is a party to any collective bargaining agreement with respect to any employees, and (ii) to Seller’s Knowledge, there have been no efforts to organize a collective bargaining agreement or any other type of union activity with respect to the employees of the Business within the last three (3) years.
Section 6.11    Seller Benefit Plans.
(a)    Schedule 6.11 sets forth a complete list of each “employee benefit plan,” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) regardless of whether such plan is subject to ERISA, and each bonus, deferred, or incentive compensation, stock purchase, stock option, severance, and termination pay plan or program, that is maintained or contributed to by Seller or Operator for the benefit of Employees or pursuant to which Seller or Operator has any liability with respect to Employees (“Seller Plans”). With respect to each of the Seller Plans, Seller has or will make available to Purchaser (or will deliver to Purchaser prior to Closing) correct and complete copies of each of the following documents: (i) the Seller Plans and related trust or other funding documents (including all amendments thereto), (ii) the most recent Form 5500 annual report, including all attachments thereto, filed with the Internal Revenue Service with respect to each such Seller Plan, (iii) the most recent trust report, if any, prepared with respect to each such Seller Plan, and (iv) the summary plan description prepared for each such Seller Plan.
(b)    Each Seller Plan has been administered and operated in material compliance with its terms and the applicable requirements of ERISA and the IRC, including the requirement to file an annual report. No Seller Plan is intended to be qualified under Section 401 of the IRC as a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or as a “multiple employer” plan (within the meaning of Section 4063 or 4064 of ERISA).
(c)    Except as set forth on Schedule 6.11, there are no pending or, to Seller’s Knowledge, threatened claims of any Employees (or former employees who provided services to the Business) against or otherwise involving any of the Seller Plans (other than routine claims for benefits).
(d)    There are no Employees or former employees who provided services to the Business, who are entitled to (i) any pension benefit that is unfunded, or (ii) any benefit to be paid after termination of employment other than required by Section 601 of ERISA, pursuant to a Seller Plan intending to be qualified under Section 401(a) of the IRC, or identified as providing a benefit described in this Section 6.11 or Schedule 6.11. Each Seller Plan that is an employee welfare benefit plan as defined in Section 3(1) of ERISA is either unfunded or funded through an insurance company contract. There is no liability in the nature of a retroactive rate adjustment or loss-sharing or similar arrangement with respect to any such Seller Plan.
(e)    Neither Seller, Operator, nor, to Seller’s Knowledge, any other person, including any fiduciary, has engaged in any “prohibited transaction” as defined in Section 4975 of the IRC or Section 406 of ERISA that could subject Seller, Operator, or any person whom Seller has an obligation to indemnify to any tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.
(f)    Neither Seller nor Operator has at any time (x) maintained, contributed to, or been required to contribute or had any liability (that has not been satisfied in full) to any Seller Plan subject to Title IV of ERISA, (y) incurred or expected to incur any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA, or (z) incurred or expected to incur liability in connection with an “accumulated funding deficiency” within the meaning of Section 412 of the IRC, whether or not waived.

Section 6.12    Litigation. Except as described on Schedule 6.12, there is no litigation, action, suit, or other proceeding currently pending, or to Seller’s Knowledge, threatened against Seller, Operator and/or the Facility, at law or in equity, or before any federal, state, municipal, local or other governmental or quasi-governmental authority, or before any arbitrator. To Seller’s Knowledge, there is no pending investigation of Seller, Operator and/or the Facility by any governmental or quasi-governmental authority. Seller is not subject to any judgment, injunction, order, writ or decree of any court or other governmental authority or agency relating specifically to Seller or to the ownership, operation or management of the Purchased Property, the Facility and/or the operations of the Business.
Section 6.13    Compliance with Laws. Except as otherwise noted on Schedule 6.13, or in any inspection or survey report of any governmental authority made available to Purchaser, Seller and Operator are in compliance in all material respects with all applicable laws, rules or regulations in connection with its ownership, use, operation or management of the Purchased Property, the Facility and the Business, including without limitation all laws, rules and regulations related to Government Programs, and neither Seller nor Operator has received notice of any violation thereof which has not been cured as of the Effective Date.
Section 6.14    Financial Statements. Seller’s financial statements pertaining to the operations of the Business for the period ended December 31, 2014 (the “2014 Financial Statement”) and for the four months ended April 30, 2015 (the “April 2015 Financial Statement”) are attached hereto as Schedule 6.14 (the 2014 Financial Statement and the April 2015 Financial Statement collectively, the “Financial Statements”).
Section 6.15    Real Property. To Seller’s Knowledge, and except as may be disclosed on Schedule 6.15, Seller’s and Operator’s use of the Real Property complies in all material respects with applicable zoning and land use laws, rules and regulations and with all applicable building codes, and neither Seller nor Operator has received written notice of any zoning, land use or building code violation relative to the Real Property which has not been cured prior to the date hereof. To Seller’s Knowledge (unless Seller is a party thereto), there is no pending litigation or dispute concerning the location of the lines and corners of the Real Property. Seller has received no written notice of, and has no other Knowledge of, pending, threatened or contemplated actions by any governmental authority or agency having the power of eminent domain, which might result in any part of the Real Property being taken by condemnation or conveyed in lieu thereof. To Seller’s Knowledge, there is no claim of adverse possession with respect to any part of the Real Property. Except as may be disclosed on Schedule 6.15, there are no ongoing improvements, construction projects or similar development of the Real Property that is currently in process or otherwise uncompleted.
Section 6.16    Environmental Matters. Except as disclosed on Schedule 6.16, or in any environmental audit or inspection report made available by Seller to Purchaser or the ESAs generated by Purchaser’s environmental consultants, to Seller’s Knowledge: (a) no areas exist on the Real Property where Hazardous Substances have been generated, disposed of, released, stored or found in violation of any Environmental Laws, and Seller has no Knowledge and has received no notice of the existence of any such areas for the generation, storage or disposal of any

Hazardous Substances on the Real Property in violation of any Environmental Laws; (b) neither Seller, Operator nor any of their respective agents have violated in any material respect any of the applicable Environmental Laws relating to or affecting the Real Property; (c) the Real Property is presently in compliance in all material respects with all Environmental Laws; (d) Seller and Operator have obtained all material licenses, permits and/or other governmental or regulatory approvals necessary to comply with Environmental Laws relating to its use of the Real Property, and Seller and Operator are in compliance in all material respects with the terms and provisions of all such licenses, permits and/or other governmental or regulatory approvals; (e) no underground storage tanks are currently located on the Real Property; (f) the Real Property has not been previously used as a landfill or as a dump for garbage or refuse; and (g) no asbestos containing building material or lead based paint are present in any structures located on the Real Property.
Section 6.17    Brokers, Finders. Other than Blueprint Healthcare Real Estate Advisors, Seller has not retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any claim against Purchaser for any brokerage or finder’s commissions, fee, or similar compensation.
Section 6.18    FIRPTA. Seller is not a “foreign person” as that term is defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto, and Purchaser has no obligation under Internal Revenue Code Section 1445 to withhold and pay over to the Internal Revenue Service any part of the amount realized by Seller in the transaction contemplated hereby (as such term is defined in the regulations issued under IRC Section 1445).
Section 6.19    Solvency. Seller is not now insolvent, and will not be rendered insolvent by completion of the transactions contemplated herein. For purposes of the preceding sentence, “insolvent” means, upon completion of the Closing, (i) that the fair market value of Seller’s assets is less than the sum of Seller’s debts and other liabilities or (ii) Seller has inadequate cash flow to service its debts as they come due. Upon the completion of the transactions contemplated herein, Seller will have adequate capital for the purposes of engaging in any business or transaction in which Seller is or will engage.
Section 6.20    Consent of Third Parties. Except as otherwise set forth on Schedule 6.20, no consent of any third party is required as a condition to the entering into, performance or delivery of this Agreement by Seller, other than such consents as would not, in any individual case or in the aggregate, have a material adverse effect upon Purchaser’s ability to complete the purchase of the Purchased Property and operate the Business in the manner in which it is currently being operated by Seller.
Section 6.21    No Governmental Approvals. To Seller’s Knowledge, except as set forth in on Schedule 6.21, and the requirement for Purchaser to obtain the licenses and permits described in Section 5.3(d), no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with the execution, delivery and performance by Seller of this Agreement or the taking of any action contemplated by this Agreement, which has not been obtained. Notwithstanding the foregoing, Seller makes no representation or warranty regarding applicability of the HSR Act to the transactions contemplated herein.
Section 6.22    Assessments. To Seller’s Knowledge, there are no (i) special or other assessments for public improvements or otherwise now affecting any of the Purchased Property, (ii) any pending or threatened special assessments affecting the Purchased Property, or (iii) any contemplated improvements affecting any of the Purchased Property that may result in special assessments affecting any of the Purchased Property.
Section 6.23    Title Encumbrances. Except as described on Schedule 6.23, Seller is not in default under any of its material obligations under any recorded agreement, easement or instrument encumbering title to the Real Property, and to Seller’s Knowledge, there is no default on the part of any other party thereto.
Section 6.24    Affordable Housing Units. No bedroom or unit at the Facility is leased or reserved for lease as an affordable housing unit or for low or moderate income residents. The Facility is not required to lease or reserve any unit or bedroom as an affordable housing unit or bedroom or for low or moderate income residents pursuant to a presently existing agreement or requirement of law.
Section 6.25    Loans and Debts. There are no loans or debts secured by any of the Purchased Property except for (i) the loans and debts described on Schedule 6.25 or (ii) loans and debts reflected on the Title Policy.
Section 6.26    No Other Warranties. Except for the express representations and warranties of Seller contained in this ARTICLE 6 or in the Deed or Bill of Sale and Assignment, Purchaser acknowledges that Seller has not made, and Purchaser has not relied upon, any other representation or warranty, express or implied, with respect to Seller, the Business, the Purchased Property or the transactions contemplated herein.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller as follows:
Section 7.1    Organization and Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser has the limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions and to perform its obligations contemplated by this Agreement.
Section 7.2    Execution and Delivery. The execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary limited liability company action of Purchaser. This Agreement constitutes, and all instruments required to be executed and delivered by Purchaser before or at the

Closing will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms. All persons who have executed this Agreement on behalf of Purchaser have been duly authorized to do so by all necessary company action of Purchaser and all persons who execute instruments required to be executed and delivered by Purchaser before or at the Closing shall have been duly authorized to do so by all necessary company action of Purchaser. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will:
(c)    violate any provisions of the articles of organization or operating agreement of Purchaser;
(d)    violate any contract or agreement relating to borrowed money, or any judgment, order, injunction, decree or award against, or binding upon Purchaser or upon the property or business of Purchaser, which violation would prevent, delay or materially hinder consummation of the transactions contemplated by this Agreement;
(e)    violate any judgment, order, injunction, decree or award against, or binding upon, Purchaser; or
(f)    result in any breach, violation, default or cancellation of any contract, agreement, mortgage, deed to secure debt, or lease to which Purchaser is a party or by which Seller is bound and that could have a material adverse effect upon Purchaser’s ability to consummate the transactions described herein.
Section 7.3    Solvency. Purchaser is not now insolvent, and will not be rendered insolvent by completion of the transactions contemplated herein. For purposes of the preceding sentence, “insolvent” means, upon completion of the Closing, (i) that the fair market value of Purchaser’s assets is less than the sum of Purchaser’s debts and other liabilities or (ii) Purchaser has inadequate cash flow to service its debts as they come due. Upon the completion of the transactions contemplated herein, Purchaser will have adequate capital for the purposes of engaging in the Business and any business or transaction in which Purchaser is or will engage.
Section 7.4    Consent of Third Parties. Except as otherwise set forth on Schedule 7.4, except for the licenses and permits described in Section 5.3(d), no consent of any third party is required as a condition to the entering into, performance or delivery of this Agreement by Purchaser, other than such consents as would not, in any individual case or in the aggregate, have a material adverse effect upon Purchaser’s ability to consummate the transactions contemplated by this Agreement.
Section 7.5    No Governmental Approvals. To Purchaser’s knowledge, except as set forth on Schedule 7.5 and the requirement for Purchaser to obtain the licenses and permits described in Section 5.3(d), no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the taking of any action contemplated by this Agreement, which has not been obtained. Notwithstanding the foregoing, Purchaser makes no representation or warranty regarding applicability of the HSR Act to the transactions contemplated herein.
Section 7.6    Brokers, Finders. Purchaser has not retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any valid claim against Seller for any brokerage or finder’s commission, fee, or similar compensation.
ARTICLE 8
INDEMNIFICATION
Section 8.1    Indemnification by Seller. Following the Closing, the Seller shall indemnify, hold harmless and defend Purchaser from and against any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys’ fees and other legal costs and expenses) (collectively, “Losses”) which Purchaser may at any time suffer or incur, or become subject to, as a result of or in connection with:
(g)    any breach or inaccuracy of any of the representations and warranties made by Seller in this Agreement;
(h)    any failure by Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement;
(i)    the Excluded Liabilities;
(j)    the failure to comply with applicable bulk sales laws; or
(k)    any federal, state, or local income, payroll, sales and use, ad valorem or other taxes payable by Seller or for which Seller is liable in connection with any period prior to the Closing Date, and any interest or penalties thereon.
Section 8.2    Indemnification by Purchaser. Following the Closing, Purchaser shall indemnify and hold harmless Seller from and against, and reimburse Seller for, any and all Losses which Seller may at any time suffer or incur, or become subject to, as a result of or in connection with:
(a)    any breach or inaccuracy of any representations and warranties made by Purchaser in or pursuant to this Agreement;
(b)    any failure by Purchaser to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement; or
(c)    the Assumed Liabilities.

Section 8.3    Indemnification Limits; Survival.
(l)    Purchaser Indemnification Limits; Survival. Purchaser shall not be entitled to any indemnification from Seller under Section 8.1(a) or Section 8.1(b) unless and until the aggregate amount of indemnifiable claims of Purchaser under this Agreement exceeds Fifty Thousand and No/100 U.S. Dollars ($50,000) (the “Seller Threshold”), at which point Seller shall be liable for all indemnifiable claims of Purchaser under Section 8.1(a) and Section 8.1(b). Seller’s liability for indemnification under Section 8.1(a) and Section 8.1(b) shall not in any case exceed two percent (2.0%) of the total Purchase Price (the “Indemnification Cap”); provided, however, that neither the Seller Threshold nor the Indemnification Cap shall apply in the case of: (i) fraud on the part of Seller (which for purposes of clarification will require a finding of actual intent to defraud as opposed to recklessness); (ii) any claims arising under Section 8.1(a) with respect to the representations and warranties contained in Section 6.1, Section 6.2, Section 6.3(a), Section 6.5, Section 6.17, or Section 6.18, each of which shall be limited to the Purchase Price; or (iii) any claims arising under Section 8.1(c), Section 8.1(d), or Section 8.1(e). All of Seller’s representations and warranties under this Agreement shall survive for a period of twelve (12) months following the Closing Date. Purchaser’s right to make any claim for indemnification against Seller under Section 8.1(a), Section 8.1(b) and Section 8.1(d) shall expire at the end of the twelfth (12th) month following the Closing; provided, however, that any claim for which Purchaser has given written notice prior to expiration of such twelve (12) month anniversary shall survive until finally adjudicated; and further provided that Purchaser’s right to make any claim for indemnification pursuant to Section 8.1(c) shall not expire and any claim for indemnification pursuant to Section 8.1(e) shall survive for the applicable statute of limitations period for collection of the applicable tax.
(m)    Seller Indemnification Limits; Survival. Seller shall not be entitled to any indemnification from Purchaser under Section 8.2(a) or Section 8.2(b) unless and until the aggregate amount of indemnifiable claims of Seller under this Agreement, exceeds Twenty-Five Thousand and No/100 U.S. Dollars ($25,000) (the “Purchaser Threshold”), at which point Purchaser shall be liable for all indemnifiable claims of Seller under Section 8.2(a) and Section 8.2(b). Purchaser’s liability for indemnification under Section 8.2(a) and Section 8.2(b) shall not in any case exceed two percent (2.0%) of the total Purchase Price (the “Purchaser Indemnification Cap”); provided, however, that neither the Purchaser Threshold nor the Purchaser Indemnification Cap shall apply in the case of: (i) fraud on the part of Purchaser; (ii) any claims arising under Section 8.2(a) with respect to the representations and warranties contained in Section 7.1, Section 7.2, and Section 7.6 (which shall be limited to the Purchase Price); or (iii) any claims arising under Section 8.2(c). All of Purchaser’s representations and warranties under this Agreement shall survive for a period of twelve (12) months following the Closing Date provided, however, that any claim for which Seller has given written notice prior to expiration of such twelve (12) month anniversary shall survive until finally adjudicated; and further provided that Seller’s right to make any claim for indemnification pursuant to Section 8.2(c) shall not expire.
(n)    For purposes of determining the amount of Losses that are subject to indemnification hereunder with respect to any events, facts or circumstances, after determining whether or not such facts, events or circumstances give rise to a breach of a representation or warranty (after giving full effect to any qualifications as to materiality or similar standards, or of lack of “material adverse effect,” contained in such representation and warranty), except for breaches under Section 6.14 (Financial Statements), the determination of the amount of Losses for such breach of representation and warranty, as it relates to such facts, events or circumstances, shall be made without giving effect to any qualifications as to materiality or similar standards, or the lack of “material adverse effect” contained in such representation or warranty.
(o)    Any payments made pursuant to ARTICLE 8 of this Agreement shall be treated as a purchase price adjustment for income tax purposes.
Section 8.4    Procedures Regarding Third Party Claims. The procedures to be followed by Purchaser and Seller with respect to indemnification hereunder regarding claims by third parties shall be as follows:
(a)    Promptly after receipt by Purchaser or Seller, as the case may be, of notice of the commencement of any action or proceeding or the assertion of any claim by any person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”), which the party receiving such notice has reason to believe may result in a claim by it for indemnity pursuant to this Agreement, such Person(the “Indemnified Party”) shall give notice of such action, proceeding or claim to the party against whom indemnification is sought (the “Indemnifying Party”), setting forth in reasonable detail the nature of such action or claim, including copies of any written correspondence from such third person to such Indemnified Party.
(b)    The Indemnifying Party shall be entitled, at its own expense, to assume and control such defense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in such defense after such assumption at the Indemnified Party’s own expense. Upon assuming such defense, the Indemnifying Party shall have full rights to enter into any monetary compromise or settlement which is dispositive of the matters involved; provided that such settlement is paid in full by the Indemnifying Party and will not have any continuing material adverse effect upon the Indemnified Party.
(c)    With respect to any action, proceeding or claim as to which the Indemnifying Party shall not have exercised its right to assume the defense, the Indemnified Party may assume and control the defense of and contest such action, proceeding or claim with counsel chosen by it. The Indemnifying Party shall be entitled to participate in the defense of such action, the cost of such participation to be at its own expense. The Indemnifying Party shall be obligated to pay the reasonable attorneys’ fees and expenses of the Indemnified Party to the extent that such fees and expenses relate to claims as to which indemnification is due under Section 8.1 or Section 8.2 hereof, as the case may be. The Indemnified Party shall have full rights to dispose of such action and enter into any monetary compromise or settlement; provided, however, in the event that the Indemnified Party shall settle or compromise any claims involved in the action insofar as they relate to, or arise out of, the same facts as gave rise to any claim for which indemnification is due under Section 8.1 or Section 8.2 hereof, as the case may be, it shall act reasonably and in good faith in doing so.
(d)    Both the Indemnifying Party and the Indemnified Party shall cooperate fully with one another in connection with the defense, compromise or settlement of any such claim, proceeding or action, including, without limitation, by making available to the other all pertinent information and witnesses within its control.
Section 8.5    Procedures Regarding Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim (provided, however, that the Indemnified Party may also give the Escrow Agent notice of such Direct Claim prior to the Indemnifying Party’s response). The Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnifying Party shall be liable for the payment of such Direct Claim in accordance with the terms and conditions of this Agreement.
Section 8.6    General Qualifications on Indemnification. Notwithstanding any provision to the contrary, the indemnification rights set forth in Section 8.1 and Section 8.2 shall be subject to the following:
(a)    The liability of an Indemnifying Party with respect to any indemnification claim shall be reduced by the amount of any tax benefit actually realized or any insurance proceeds received by Indemnified Party as a result of any damages, upon which such claim is based, and shall include any tax detriment actually suffered by the Indemnified Party as a result of such damages. The amount of such tax benefit or detriment shall be determined by taking into account the effect, if any, and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such damages.
(b)    Damages shall only include actual damages and shall not include any special, punitive, multiplied or consequential damages, lost profits or diminution in value, except to the extent the same are included in a third-party judgment against the Indemnified Party.
(c)    Upon payment in full of any indemnification claim, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any person or entity with respect to the subject matter of such indemnification claim.
(d)    An Indemnified Party may not recover for any losses otherwise indemnifiable under Section 8.1(a), Section 8.1(b), Section 8.2(a) or Section 8.2(b) if such Indemnified Party had actual (and not imputed) knowledge prior to Closing of the breach, inaccuracy or failure giving rise to such losses.
(e)    An Indemnifying Party shall be relieved of its duty to indemnify an Indemnified Party hereunder if and to the extent the Indemnified Party fails to use commercially reasonable efforts in good faith to mitigate its damages, including, but not limited to, failure to give timely notice to its insurance carriers and to pursue recovery under applicable policies of insurance.
(f)    Any amounts due to Purchaser from Seller pursuant to this ARTICLE 8 shall be paid first from the Holdback Amount in accordance with the Post-Closing Escrow Agreement, until the Holdback Amount has been exhausted or released.

Section 8.7    Effective Upon Closing. The provisions of this ARTICLE 8 shall become effective upon completion of the Closing, and shall have no force and effect prior to the Closing or if this Agreement is terminated prior to Closing.
Section 8.8    Exclusive Remedies. The parties hereto acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims for any breach of any representation or warranty of Seller or Purchaser, as applicable, set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 8. In furtherance of the foregoing, each party hereby waives effective as of the Closing and to the fullest extent permitted under applicable law, any and all rights, claims and causes of action for any breach of any representation or warranty set forth herein o it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any applicable law, except pursuant to the indemnification provisions set forth in this Article 8. For the avoidance of doubt this provision shall not limit the remedies of either party under this Agreement prior to Closing or with respect to breaches of their respective obligations to each other hereunder post-Closing.
ARTICLE 9
Termination
This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing as follows:
(d)    by mutual agreement of Seller and Purchaser;
(e)    by Purchaser, as and to the extent permitted pursuant to Section 2.4(d)(ii), Section 5.6(b), Section 5.6(c), Section 5.6(e), Section 5.6(e), Section 5.8, Section 10.11 or Section 10.12;
(f)    by Seller, as and to the extent permitted pursuant to Section 5.6(a) and Section 5.6(e);
(g)    if a court of competent jurisdiction or other governmental agency shall have issued an order, decree, or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable; or
(h)    by the Purchaser if the Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement (other than the conditions contained in Section 5.2 hereof), which breach cannot be or has not been cured within five (5) business days after the giving of written notice by the Purchaser to the Seller specifying such breach.

Upon termination of this Agreement prior to Closing, except as otherwise expressly provided herein, the parties shall have no further liability hereunder except that the following provisions shall survive any such termination: Section 4.1(c), Section 4.5 and Section 4.7 In the event of any termination of this Agreement pursuant to ARTICLE 9(e) above, the Deposit shall be returned to Purchaser and Purchaser shall be entitled to reimbursement by Seller of all of its costs and expenses related to the potential acquisition of the Facility, including without limitation legal fees and fees paid to third parties related to Purchaser’s due diligence review of the Facility; provided, however, such reimbursements shall not exceed Fifty Thousand and No/100 U.S. Dollars ($50,000), and after which Seller shall have no additional liability to Purchaser for such breach, except for the surviving provisions described in this Article 9.
ARTICLE 10
MISCELLANEOUS
Section 10.1    Access to Books and Records after Closing. Following the Closing, Purchaser shall give Seller or its authorized representatives access, during normal business hours and upon prior notice, to such books and records constituting or relating to the Purchased Property as shall be reasonably requested by Seller in connection with the preparation and filing of the party’s tax returns, to comply with regulatory requirements, to defend or discharge the Excluded Liabilities, or for any other valid business purpose, and to make extracts and copies of such books and records. Purchaser agrees to retain all books and records included as part of the Purchased Property for at least one (1) year following the Closing Date.
Section 10.2    Notices. All notices, requests, demands and other communications under this Agreement and related post-Closing notices, requests, demands, and other communications, shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if (A) sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, or (B) if sent via electronic mail (e.g. email), (iii) on the day after delivery to FedEx or similar overnight courier, or (iv) on the tenth (10th) day after mailing, if mailed to the party to whom notice is to be given, by first-class mail, registered or certified, return receipt requested, postage prepaid and properly addressed, to the party as follows:

If to Purchaser:	American Realty VII, LLC Attn: Thomas D’Arcy 405 Park Avenue, 14th Floor New York, New York 10022 Email: td’arcy@arlcap.com
With a copy (which will not constitute notice) to:	Jesse Galloway American Realty Capital VII, LLC 405 Park Avenue, 14th Floor New York, New York 10022 Email: jgalloway@arlcap.com
With a copy (which will not constitute notice) to:	Foley & Lardner LLP Attn: Michael A. Okaty Taylor C. Pancake 111 North Orange Avenue Suite 1800 Orlando, Florida 32801 Email: tpancake@foley.com
If to Seller:	Cedarhurst of Collinsville, LLC c/o Dover Capital, LLC Attn: Joshua Jennings 120 South Central Avenue, Suite 725 Clayton, Missouri 63105 Email: Jennings@dovercapital.com and stevens@dovercapital.com
With a copy (which will not constitute notice) to:	Greensfelder, Hemker and Gale, P.C. Attention: Patrick Sweeney 10 South Broadway, Ste. 2000 St. Louis, MO 63102 E-mail: pjs@greensfelder.com
Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other parties in the manner herein provided for giving notice.

Section 10.3    Good Faith; Cooperation. The parties shall in good faith undertake to perform their obligations in this Agreement, to satisfy all conditions and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with its terms. The parties shall cooperate fully with each other and their respective representatives in connection with any actions required to be taken as part of their respective obligations under this Agreement.
Section 10.4    Assignment; Exchange Cooperation; Successors in Interest. Neither Purchaser nor Seller may assign any of their respective rights hereunder, except with the prior written consent of the other (which shall not be unreasonably withheld or delayed); provided, however, that without additional consent from Seller (i) prior to the Closing Purchaser may assign its rights, in whole or in part, to any Affiliate or related entity of Purchaser, including without limitation the Delaware limited liability companies ARHC CHCOLIL01, LLC and ARHC CHCOLIL01 TRS, LLC, and (ii) Purchaser may at Purchaser’s election assign any of its rights related to the Purchased Personal Property to the Post-Closing Manager or its designee; provided that Purchaser shall remain liable under this Agreement notwithstanding any such permitted assignment. This Agreement is binding upon the parties and their respective successors or assigns and inures to the benefit of the parties and their permitted successors and assigns.
Section 10.5    No Third Party Beneficiaries. The parties do not intend to confer any benefit under this Agreement on anyone other than the parties, and nothing contained in this Agreement shall be deemed to confer any such benefit on any other person, including any current or former employee or agent of Seller or any dependent or beneficiary of any of them.
Section 10.6    Severability. Any determination by any court of competent jurisdiction of the invalidity of any provision of this Agreement that is not essential to accomplishing its purposes shall not affect the validity of any other provision of this Agreement, which shall remain in full force and effect and which shall be construed as to be valid under applicable law.
Section 10.7    Purchaser Records Rights.
(g)    Upon Purchaser’s request, for a period of one (1) year after Closing, Seller shall make the operating statements and any and all books, records, correspondence, financial data, leases, delinquency reports, including independent documentation supporting the books and records including but not limited to invoices, statements, check copies, contracts or other supporting documentation, and all other documents and matters maintained by Seller or its agents and relating to receipts and expenditures reasonably necessary to complete an audit, including a representation letter to the independent audit firm issuing the audit opinion as to the completeness and accuracy in all material respects of the information provided among other representations pertaining to the Purchased Property for the three (3) most recent full calendar years and the interim period of the current calendar year (collectively, the “Records”) available to Purchaser for inspection, copying and audit by Purchaser’s designated accountants, and at Purchaser’s expense. Seller shall provide Purchaser, but without expense to Seller, with copies of, or access to, such factual and financial information as may be reasonably requested by Purchaser or its designated accountants, and in the possession or control of Seller, to enable Purchaser to file any filings required by the Securities and Exchange Commission (the “SEC”) in connection with the purchase of the Purchased Property. Seller understands and acknowledges that Purchaser is required to file audited financial statements related to the Purchased Property with the SEC within seventy-one (71) days of the Closing Date and agrees to provide any records on a timely basis to facilitate Purchaser’s timely submission of such audited financial statements.
(h)    Seller has provided, or to the extent not provided represents to Purchaser that it has in its possession or is otherwise able to obtain the materials from Seller’s vendors, banks, lenders, agents, accountants, auditors and/or counsel, all of the materials listed in Schedule 10.7 to this Agreement. Seller acknowledges that such materials will be used by Purchaser to make the filings described in Section 10.7(a) above, and represents and warrants to Purchaser that all such materials are, or shall be when delivered, true, correct and complete in all material respects.
Section 10.8    Controlling Law; Integration; Amendment; Waiver.
(a)    This Agreement shall be governed by and construed in accordance with the laws and case decisions of the State in which the Real Property is located applicable to contracts made and to be performed therein.
(b)    This Agreement and the other contracts, documents and instruments to be delivered pursuant to this Agreement supersede all prior negotiations, agreements, information memoranda, letters of intent and understandings between the parties with respect to their subject matter, whether written or oral, constitute the entire agreement of the parties with respect to their subject matter, and may not be altered or amended except in writing signed by Purchaser and Seller. Neither of the parties has made or relied upon any representation, warranty or assurances in connection with the transactions contemplated hereunder other than those expressly made herein.
(c)    The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce the same, and no waiver by any party of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.
Section 10.9    Time. Time is of the essence with respect to this Agreement.
Section 10.10     Survival. For the avoidance of doubt and notwithstanding anything contrary in this Agreement, Section 4.5, Section 4.6, Section 4.7, Section 4.10, Section 4.11, Section 5.7, ARTICLE 8, and ARTICLE 10 of this Agreement shall survive the Closing of this Agreement.
Section 10.11     Eminent Domain ‑ Condemnation. If, prior to Closing, all or portion of Real Property comprising at least five percent (5%) of the Real Property is subject to an eminent domain or condemnation proceeding which will result in a loss of such portion of the Real Property by Seller or Purchaser, Seller, immediately upon learning thereof, shall give written notice to Purchaser. Thereafter, Purchaser shall have a period of thirty (30) days within which to elect, by written notice to Seller, to terminate this Agreement. Upon any such termination the Deposit shall be returned to Purchaser and the Agreement shall become null and void in its entirety. If no such election is timely made, Purchaser shall be deemed to have waived its rights under this paragraph, except that, if the transaction contemplated hereby closes, Purchaser shall be entitled to the proceeds or the right to negotiate, settle and collect the proceeds of such condemnation award, and Seller shall execute and deliver all documents reasonably requested of Seller in order to effectuate this section.
Section 10.12     Risk Of Loss. Seller assumes all risks and liability for loss, damage, destruction or injury by fire, storm, accident or any other casualty to the Real Property from all causes until the Closing has been consummated. In the event of any damage or destruction prior to Closing with an estimated repair cost of greater than Fifty Thousand and No/100 U.S. Dollars ($50,000) for the Facility, Purchaser shall have the option exercisable by written notice to Seller within thirty (30) days after Purchaser is notified of such casualty, to terminate this Agreement by notice thereof to Seller, in which case the parties shall have no further rights or obligations under the Agreement and the Deposit shall be returned to Purchaser; or Purchaser may elect to close this transaction and, in such event Purchaser shall be entitled to receive the full amount of any proceeds of such insurance payable on account of loss, damage or destruction after the date hereof and Seller shall be liable for the payment to Purchaser of all deductibles under applicable insurance policies. Seller covenants to execute such assignments, drafts and other instruments as may be required to effectuate this section.
Section 10.13     Attorneys’ Fees. In the event either party brings an action to enforce or interpret any of the provisions of this Agreement, the “prevailing party” in such action shall, in addition to any other recovery, be entitled to its reasonable attorneys’ fees and expenses arising from such action and any appeal or any bankruptcy action related thereto, whether or not such matter proceeds to court. For purposes of this Agreement, “prevailing party” shall mean, in the case of a person asserting a claim, such person is successful in obtaining substantially all of the relief sought, and in the case of a person defending against or responding to a claim, such person is successful in denying substantially all of the relief sought.
Section 10.14     Covenant Not to Compete. For a period of three (3) years following the Closing, the Seller agrees that neither Seller nor any of its Affiliates or other entities which the Seller or any of its Affiliates controls, is controlled by or is under common control with shall, directly or indirectly, develop, own, invest in, finance, manage or franchise any facility similar to the Business within a radius of eight (8) miles from any portion of the Real Property. For the avoidance of doubt and without limitation, any facility operating as a skilled nursing facility, assisted living facility, memory care facility and/or independent living facility intended for seniors shall be deemed to be similar to the Business for purposes of this Section 10.14. The provisions of this Section 10.14 shall survive Closing.
Section 10.15     Post-Closing. Seller will provide reasonable cooperation and assistance to Purchaser and its assigns in arranging for, at Purchaser’s sole cost and expense, a transition team to assist Purchaser and its assigns as reasonably necessary in the orderly establishment and transition of Purchaser and its assigns as the owner and manager of the Business, including but not limited to assisting in personnel matters, reimbursement issues, program development, regulatory compliance and other relevant matters as they arise.
Section 10.16    Waiver of Jury Trial. The parties agree that no party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim or other litigation based upon, or arising out of, this Agreement or the dealings or the relationship between them.
Section 10.17    Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed with the advice of counsel to the preparation of this Agreement.

Section 10.18     Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. This Agreement may be executed by counterpart signatures and all counterpart signature pages shall constitute a part of this Agreement. Delivery of a counterpart hereof via facsimile transmission or by electronic mail transmission, including but not limited to an Adobe file format document (also known as a PDF file), shall be as effective as delivery of a manually executed counterpart hereof.
[ Signatures commence on the following page. ]
IN WITNESS WHEREOF, each of the parties hereto has signed and sealed this Asset Purchase Agreement as of the day and year first above written.
SELLER:

CEDARHURST OF COLLINSVILLE, LLC
an Illinois limited liability company

By:	METRO MANAGER, LLC, an Illinois limited liability company, its Manager

By: /s/ Joshua R. Jennings
Name:    Joshua R. Jennings
Title:     Managing Member

PURCHASER:

AMERICAN REALTY CAPITAL VII, LLC, a Delaware limited liability company

By:	AR CAPITAL, LLC, a Delaware limited liability company

By: /s/ William M. Kahane
Name:    William M. Kahane
Title:     Manager

SIGNATURE PAGE TO
ASSET PURCHASE AGREEMENT

1

EXHIBIT A

Escrow Agreement

[See attached.]

EXHIBIT B

Post-Closing Escrow Agreement

EXHIBIT C

Deed

[ See attached. ]

2

EXHIBIT D

Bill of Sale and Assignment

[ See attached. ]

EXHIBIT E

Transition Period Sublease

[ See attached. ]

EXHIBIT F

Assumption Agreement

[ See attached. ]

EXHIBIT G

Due Diligence Materials

[ See attached. ]

SCHEDULE 10.7

3-05 Audit Materials

1.	Detailed general ledger that ties to the financial statements

2.	Trial balances with account numbers or other identifier as to classification of account as asset, liability, equity, income or expense

3.	Internal control narratives

4.	Accounts receivable, accounts payable and fixed asset subledgers

5.	Rent rolls

6.	Occupancy reports

7.	Accounts receivable aging report

8.	Account reconciliations of all balance sheet and income statement accounts

9.	Schedule of intercompany balances as of each balance sheet date

10.	Schedule of restricted deposits

11.	Accounts payable aging

12.	Payroll registers

13.	Copies of invoices to support all general ledger entries for all balance sheet, equity and income statement accounts

14.	Copies of monthly bank statements

15.	Copies of contracts with residents

16.	Copies of checks received from tenants/residents

17.	Copies of all management agreements and vendor contracts

18.	Copies of all vendor invoices

19.	Copies of checks to support the payment of vendor invoices

20.	Copies of checks supporting contributions and distributions to the entities to support equity

21.	Real estate tax invoices

22.	Copies of insurance contracts

23.	Mortgage or other debt agreements specifying the terms of the debt arrangements

24.	Mortgage statements

25.	Bank and mortgage confirmations directly with the lenders

26.	Cash account confirmations

27.	Note statements and confirmations directly with the lenders, partners, etc.

28.	Mortgage settlement statements

29.	Purchase and sale agreements and appraisals

30.	Contactor development agreements

31.	Support for historical cost of fixed assets (land, building, fixtures) including, settlement statements, invoices, check copies, progress payment support or other support.

32.	Detail depreciation schedules

33.	HUD forms

34.	Confirmation from legal counsel of pending or outstanding claims

35.	Copies of tax returns

36.	Articles of incorporation, partnership/corporate agreements

37.	Representation letter to the accounting firm performing the audit as to the completeness and accuracy of the books and records provided, among other routine audit representations